Exhibit 4.1

EXECUTION VERSION

CINEMARK USA, INC.,

THE GUARANTORS FROM TIME

TO TIME PARTIES HERETO

and

WELLS FARGO BANK, N.A.

as Trustee

INDENTURE

Dated as of June 15, 2021

5.25% SENIOR NOTES DUE 2028

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EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF CERTIFICATE OF TRANSFER

Exhibit C	FORM OF CERTIFICATE OF EXCHANGE

Exhibit D	FORM OF SUPPLEMENTAL INDENTURE

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INDENTURE dated as of June 15, 2021 among CINEMARK USA, INC., a Texas corporation, the subsidiary guarantors from time to time parties hereto and WELLS FARGO BANK, N.A., a national banking corporation, as trustee (the “Trustee”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Initial Notes and any Additional Notes (in each case as defined herein):

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions. “144A Global Note” means one or more global notes substantially in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the ERISA Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall represent the aggregate principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means any 5.25% Senior Notes due 2028 of the Company issued under this Indenture after the Issue Date, whether or not they bear the same “CUSIP” number as the Initial Notes, and having identical terms to the Initial Notes other than with respect to the date of issuance and issue price and, if applicable, the first payment of interest.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue with respect to the Notes called for redemption (if no maturity is within three months before or after July 15, 2024, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus, in the case of each of clause (i) and (ii), 0.50%.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have corresponding meanings; provided that exclusively for purposes of Section 4.11, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Premium” means, at any redemption date, the excess of (A) the present value at such redemption date of (1) the redemption price of the Notes on July 15, 2024 (such redemption price being described in Section 3.07(b)) plus (2) all required remaining scheduled interest payments due on the Notes through July 15, 2024 (excluding accrued and unpaid interest), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of the Notes on such redemption date. The Company will (a) calculate the Applicable Premium and the Adjusted Treasury Rate as of the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Applicable Premium and the Adjusted Treasury Rate and showing the calculation of each in reasonable detail.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Approved Commercial Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the Company’s incremental borrowing rate or the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Laws” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), such “person” or “group” shall be deemed to have beneficial ownership of all securities that such “person” or “group” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition or only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings.

“Board of Directors” means:

(i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(ii) with respect to a partnership, the board of directors of the general partner of the partnership; and

(iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or a place of payment are authorized or required by law to close.

“Capital Stock” means:

(i) in the case of a corporation, corporate stock;

(ii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

(iii) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and

(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(i) U.S. dollars or in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii) securities with maturities of three years or less from the date of acquisition issued or fully guaranteed (A) by any state, province, commonwealth or territory of the United States or Canada, or by any political subdivision or taxing authority of any such nation, state, province, commonwealth or territory or (B) by any foreign government, the securities of which foreign government are rated at least A by S&P or A by Moody’s;

(iii) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $100.0 million and a Thomson Bank Watch Rating of “B” or better;

(iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper having the rating of at least “P-2” from Moody’s or “A-2” from S&P and in each case maturing within 24 months after the date of acquisition;

(vi) with respect to any Foreign Restricted Subsidiary having its principal operations in Mexico only, (A) Certificados de la Tesoreria de la Federacion (Cetes), Bonos de Desarrollo del Gobierno Federal (Bondes) or Bonos Adjustables del Gobierno Federal (Adjustabonos), in each case, issued by the Mexican government; and (B) any other instruments issued or guaranteed by Mexico and denominated and payable in pesos; provided, that, in each case, such investments under this clause (vi) are made in the ordinary course of business for cash management purposes;

(vii) demand or time deposit accounts (including Yankee certificates of deposit) used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that such commercial bank has, at the time of the Company’s or such Restricted Subsidiary’s Investment therein, (A) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (B) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or any Restricted Subsidiary’s Investment therein, are rated in the highest rating category of both Moody’s and S&P;

(viii) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof; provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company and (B) such depository institution or trust company has at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated in the highest rating category of both Moody’s and S&P;

(ix) in the case of any Foreign Restricted Subsidiary, demand or time deposit accounts used in the ordinary course of business with reputable commercial banks and similar institutions located in the jurisdiction of organization of such Foreign Restricted Subsidiary; and

(x) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (v) of this definition.

“Cash Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, funds transfer, automated clearinghouse, zero balance accounts, cash pooling (including notional cash pooling), returned check, concentration, controlled disbursement, lockbox, account reconciliation and reporting, trade finance services, commercial credit cards, merchant card services, purchase or debit cards (including non-card e-payables services), and any other deposit or operating account relationships or other treasury, cash management or similar services, and in each case including any associated lines or extensions of credit and related guarantees, collateral, security arrangements and other credit support.

“Change of Control” means the occurrence of any of the following:

(i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder;

(ii) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(iii) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company or any Parent Entity, measured by voting power rather than number of shares.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Clearstream” means Clearstream Banking, société anonyme, and its successors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any successor agency.

“Company” means Cinemark USA, Inc. until a successor shall have become such pursuant to the applicable provisions of this Indenture and thereafter “Company” shall mean such successor.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to July 15, 2024, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to July 15, 2024.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Quotation Agent, Reference Treasury Dealer Quotations for the redemption date.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(i) any increase in non-cash rent expense; plus

(ii) provision for taxes directly or indirectly based on income, receipts, margin or profits of such Person and its Restricted Subsidiaries for such period; plus

(iii) Fixed Charges to the extent such amounts are included in the calculation of Consolidated Net Income; plus

(iv) depreciation, impairment losses, charges, write-offs and write-downs and amortization (in each case, including with respect to goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses, including foreign exchange losses (excluding (other than foreign advance rents paid at the inception of the lease) any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period; plus

(v) for purposes of calculating the Fixed Charge Coverage Ratio and the Senior Secured Net Leverage Ratio only, the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary; plus

(vi) for purposes of calculating the Fixed Charge Coverage Ratio and the Senior Secured Net Leverage Ratio only, any reasonable expenses and charges related to any Equity Offering, recapitalization or Indebtedness permitted to be incurred under this Indenture (in each case, whether or not successful); plus

(vii) any reasonable expenses and charges related to any Permitted Investment, acquisition, disposition or debt or equity financing (including any refinancing) permitted under this Indenture (in each case, whether or not successful); minus

(viii) non-cash items increasing such Consolidated Net Income for such period (including foreign exchange gains), other than (1) the accrual of revenue or amortization of deferred value in the ordinary course of business and (2) the reversal of an accrual or cash reserve that was excluded pursuant to paragraph (iv) above in any prior period; minus

(ix) any decrease in non-cash rent expense, in each case, on a consolidated basis and determined in accordance with GAAP;

provided, however, that expenses payable by any Parent Entity described in clause (xi) of Section 4.07(b), the funds for which (or an equivalent amount of funds) are provided by the Company or its Restricted Subsidiaries shall be treated as if paid by the Company for the purposes of calculating Consolidated Cash Flow of the Company.

Notwithstanding the preceding sentence, clauses (i) through (ix) relating to amounts of a Restricted Subsidiary of a Person will be added to (or subtracted from) Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, in the case of the Company and its Restricted Subsidiaries, (1) Consolidated Net Income shall not include management fees from Unrestricted Subsidiaries except to the extent actually received by the Company and its Restricted Subsidiaries, (2) accrued but unpaid compensation expenses related to any stock appreciation, restricted stock or stock option plans shall not be deducted until such time as such expenses result in a cash expenditure and (3) compensation expenses related to tax payment plans implemented by the Company from time to time in connection with the exercise and/or repurchase of restricted stock or stock options shall not be deducted from Net Income to the extent of the related tax benefits arising therefrom; provided, further, that:

(i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends, distributions or other payments paid in cash (or marketable securities) to the specified Person or a Restricted Subsidiary of the specified Person (or, in the case of a loss, only to the extent funded with cash from the specified Person or a Restricted Subsidiary of the specified Person);

(ii) other than for the purpose of calculating the Fixed Charge Coverage Ratio and the Senior Secured Net Leverage Ratio, the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained or, with respect to Foreign Restricted

Subsidiaries, is typically obtained in the ordinary course of business consistent with past practice and shall be excluded to the extent such approval is subsequently not received) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than to the extent of the amount of dividends or distributions that have actually been paid in the calculation period);

(iii) the cumulative effect of a change in accounting principles shall be excluded;

(iv) any non-cash long-lived asset goodwill, other intangible asset or other impairment charges incurred subsequent to April 20, 2020 resulting from the application of ASC Topic 350 (or similar pronouncements) shall be excluded;

(v) any net after-tax income or loss from discontinued operations, net after-tax gains or losses on discontinued operations shall be excluded; and

(vi) items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) or expenses (including, without limitation, costs and expenses arising from the offering of the Notes), and the related tax effects according to GAAP, shall be excluded.

“Consolidated Net Tangible Assets” means, as of any date of determination, the consolidated total assets of the Company and its Restricted Subsidiaries determined in accordance with GAAP as of the end of the Company’s most recent fiscal quarter for which internal financial statements are available, less the sum of (i) all current liabilities and current liability items and (ii) all goodwill, trade names, trademarks, patents, organization expense and other similar intangibles properly classified as intangibles in accordance with GAAP.

“Construction Indebtedness” means Indebtedness incurred by the Company or its Restricted Subsidiaries in connection with the construction of motion picture theatres or screens, operations buildings and office buildings.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of the execution and delivery of this Indenture, as originally executed and delivered, is located at 333 S. Grand Avenue, Fifth Floor, Suite 5A, MAC E2064-05A, Los Angeles, California 90071.

“Credit Agreement” means that certain amended and restated Credit Agreement, dated as of December 18, 2012 (as amended to the Issue Date), by and among the Company, as borrower, Cinemark Holdings, Inc., as parent, and the subsidiary guarantors named therein, as guarantors, the lenders and other entities party thereto and Barclays Bank PLC, as administrative agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith from time to time, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit

Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit and any agreement or agreements governing Indebtedness incurred to refinance, replace, restructure or refund such agreements in whole or in part from time to time (whether with the original agent and lenders or other agents and lenders or otherwise).

“Custodian” means any receiver, trustee, assignee, liquidation, sequestrator or similar official under any Bankruptcy Law.

“DCIP” means Digital Cinema Implementation Partners LLC, a Delaware limited liability company, and any similar Person with a primary business purpose of facilitating the implementation of digital cinemas in theatres and agreements and arrangements with respect to the financing of digital cinema and any Person that is a direct or indirect parent entity thereof and has no independent operations.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the notes (other than a Regulated Bank or Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the notes and/or the creditworthiness of Company and/or any one or more of the Guarantors (the “Performance References”).

“Digital Projector Financing” means any financing arrangement in respect of digital projector equipment (including the replacement or refurbishment thereof) for use in the ordinary course of business in theatres owned, leased or operated by the Company and its Restricted Subsidiaries.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), or (iii) is redeemable at the option of the holder of the Capital Stock, in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date on which the Notes mature or the date on which there are no Notes outstanding. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale not in the ordinary course of business will not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) pursuant to such provisions unless such repurchase or redemption complies with Sections 4.07 and 4.14.

“Distribution Compliance Period” means the 40-day restricted period as defined in Regulation S.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public (other than pursuant to a Form S-4 or Form S-8 or any other form relating to securities issuable under any employee benefit plan of the Company or any Parent Entity) or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company or any Parent Entity (the proceeds of which have been contributed to the Company).

“ERISA Legend” means the legend set forth in Section 2.06(f)(iv), which is required to be placed on all Notes issued under this Indenture.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contribution” means the net cash proceeds received by the Company after the Issue Date from (i) contributions to its common equity capital and (ii) the sale (other than to a Subsidiary of the Company or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any of its Subsidiaries or Parent Entities) of Capital Stock (other than Disqualified Stock) of the Company or any Parent Entity (the proceeds of which have been contributed to the Company), in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in clauses (iii)(B) and (iii)(C) of Section 4.07(a).

“Existing 2023 Senior Notes” means the $755,000,000 aggregate principal amount of the Company’s 4.875% senior notes due 2023 (less the aggregate principal amount of Existing 2023 Senior Notes that are thereafter repurchased, redeemed, discharged or otherwise paid).

“Existing 2025 Senior Notes” means the $250,000,000 aggregate principal amount of the Company’s 8.750% senior secured notes due 2025 (less the aggregate principal amount of Existing 2025 Senior Notes that are thereafter repurchased, redeemed, discharged or otherwise paid).

“Existing 2026 Senior Notes” means the $405,000,000 aggregate principal amount of the Company’s 5.875% senior notes due 2026 (less the aggregate principal amount of Existing 2026 Senior Notes that are thereafter repurchased, redeemed, discharged or otherwise paid).

“Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (including the Existing Senior Notes and the related guarantees), until such amounts are repaid.

“Existing Senior Notes” means, collectively, the Existing 2023 Senior Notes, the Existing 2025 Senior Notes and the Existing 2026 Senior Notes.

“Finance Lease” means, at the time any determination is made, a lease that would at that time be required to be classified as a “finance lease” in accordance with GAAP.

“Finance Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Finance Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Fitch” means Fitch Ratings, Inc. and its subsidiaries, or any successor to the rating agency business thereof.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(i) acquisitions and Investments that have been made by the specified Person or any of its Restricted Subsidiaries (and by any Person so acquired), including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis (giving effect to any Pro Forma Cost Savings);

(ii) operations or businesses disposed of prior to the Calculation Date shall be deemed to have been disposed of on the first day of the four-quarter reference period and the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(iii) operations or businesses disposed of prior to the Calculation Date shall be deemed to have been disposed of on the first day of the four-quarter reference period and the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(iv) Consolidated Cash Flow shall include the effects of incremental contributions the Company reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers’ Certificate delivered to the Trustee at the time of any calculation of the Fixed Charge Coverage Ratio;

(v) Consolidated Cash Flow shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business, at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period;

(vi) all preopening expense and theatre closure expense which reduced Consolidated Net Income during any applicable period shall be added to Consolidated Cash Flow;

(vii) the Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

(viii) with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

Notwithstanding anything to the contrary herein with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture under a restrictive covenant that does not require compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio test and any Senior Secured Net Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest expense in respect of funded Indebtedness, the interest component of all payments associated with Finance Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all cash payments made or cash received pursuant to interest rate Hedging Obligations; plus

(ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(iv) the product of (a) all dividends paid (whether or not in cash) on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable (X) solely in Equity Interests of the Company (other than Disqualified Stock) or (Y) to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined effective federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(v) the paid or accrued interest income (exclusive of deferred financing fees) of such specified Person and its Restricted Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(f)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto issued in accordance with Sections 2.01 or 2.06.

“Government Securities” means securities that are (i) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian, with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

“Guarantee” means with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2) constituting a monetary obligation entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be the lesser of such Indebtedness and the amount of such Person’s maximum liability with respect thereto. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Restricted Subsidiary of the Company that executes and delivers this Indenture on the Issue Date as a guarantor and each other Restricted Subsidiary of the Company that thereafter Guarantees the Notes pursuant to the terms of this Indenture, and their respective successors and assigns, in each case unless and until such Person is released from its obligations under its Subsidiary Guarantee pursuant to this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under:

(i) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against interest rate risk;

(ii) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person entering into the agreement against currency exchange rate risk; and

(iii) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against risk related to the price of commodities used by that Person.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books, except to the extent otherwise provided under Section 6.02. For purposes of Section 6.02(b), Section 6.02(c), Section 6.02(d), Section 6.02(e), Section 6.02(f) and related definitions hereunder, the term “Holder” shall, if the Holder is DTC or its nominee, mean and include the beneficial owner of the Notes where appropriate in the context.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent (without duplication):

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(iii) in respect of banker’s acceptances;

(iv) representing Finance Lease Obligations and Attributable Debt of such Person;

(v) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(vi) all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any non-Guarantor Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends); or

(vii) representing the net amount owing under any Hedging Obligations;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations)

would appear as a liability upon a balance sheet of the specified Person prepared in accordance with

GAAP, but excluding deposits and advances received in the ordinary course of business; provided that Non-Finance Lease Obligations shall be excluded. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Notwithstanding the foregoing, the term “Indebtedness” shall not include obligations arising under or in connection with Cash Management Arrangements.

The amount of any Indebtedness outstanding as of any date shall be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount to the extent such Indebtedness is deemed to ratably accrete to its stated principal amount pursuant to the instrument under which it was issued; and

(ii) the principal amount of and premium (if any) in respect of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the 5.25% Senior Notes due 2028 issued by the Company on the Issue Date.

“Initial Purchasers” means (i) with respect to the Initial Notes issued on the Issue Date, Wells Fargo Securities, LLC, Barclays Capital Inc., J.P. Morgan Securities LLC and RBC Capital Markets, LLC and (ii) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related purchase agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, that would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in Section 4.07(c).

“Issue Date” means June 15, 2021.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any Finance Lease and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall a Non-Finance Lease Obligation be deemed to constitute a Lien.

“Limited Condition Transaction” means (i) any Investment or acquisition (whether by merger, consolidation or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (iii) any dividends or distributions on, or redemptions of, Capital Stock requiring irrevocable notice in advance thereof.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, any gain or loss (net of related costs, fees, expenses and with any related provision for taxes on such gain or loss) realized in connection with: (i) any asset sale other than in the ordinary course of business (as determined in good faith by senior management or the Board of Directors of such Person) or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries.

“Net Senior Secured Indebtedness” of any Person means, as of any date of determination, (a) the aggregate amount of Indebtedness (other than Hedging Obligations and Finance Lease Obligations) constituting Senior Debt secured by a Lien of the Company and its Restricted Subsidiaries as of such date less (b) cash and Cash Equivalents of the Company and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“Non-Finance Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.

“Non-Recourse Debt” means Indebtedness:

(i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a Guarantor or otherwise or (c) constitutes the lender, other than Indebtedness secured by Liens permitted by clause (ix) of the definition of Permitted Liens; and

(ii) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Custodian” means Wells Fargo Bank, N.A., as custodian with respect to the Notes in global form, or any successor entity thereto.

“Notes” means the Initial Notes and any Additional Notes issued under this Indenture.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Offering Memorandum” means the final offering memorandum, dated June 1, 2021, relating to the offering of the Notes issued on the Issue Date.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed by two Officers or by an Officer and an Assistant Secretary of the Company, which meets the requirements of Section 12.04.

“Opinion of Counsel” means an opinion from legal counsel, who is reasonably acceptable to the Trustee, which meets the requirements of Section 12.04. The counsel may be an employee of or counsel to the Company or any Subsidiary.

“Parent Entity” means any Person that is a direct or indirect parent of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream).

“Permitted Business” means the lines of business conducted by the Company and its Subsidiaries on the Issue Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Board of Directors of the Company and Cinemark Holdings, Inc.

“Permitted Business Investment” means any Investment made in a Permitted Business through agreements, transactions, interests or arrangements that permit one to share risks or costs, achieve economies of scale, pool resources, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of such businesses jointly with third parties, relating to ownership interests in projectors, advertising rights, ticketing rights, Internet properties and other tangible and intangible assets and properties, either directly or through entities the primary business of which is to own or operate any of the foregoing, including entry into and Investments in the form of or pursuant to, operating agreements, pooling arrangements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (other than Unrestricted Subsidiaries).

“Permitted Holders” means (i) Permitted Mitchell Holders and (ii) Cinemark Holdings, Inc. and wholly-owned Subsidiaries thereof.

“Permitted Investments” means:

(i) any Investment in the Company or in a Restricted Subsidiary of the Company;

(ii) any Investment in Cash Equivalents;

(iii) any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(iv) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(v) workers’ compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business, other pledges and deposits permitted under the definition of “Permitted Liens”, and endorsements of negotiable instruments and documents in the ordinary course of business;

(vi) loans or advances to employees (other than executive officers) made in the ordinary course of business;

(vii) any Investment made as a result of the receipt of non-cash consideration from an asset sale or other disposition;

(viii) Investments and other assets the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or Equity Interests of any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (iii) of Section 4.07(a);

(ix) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(x) Hedging Obligations;

(xi) refundable construction advances made with respect to the construction of properties of a nature or type that are used in a Permitted Business;

(xii) advances or extensions of credit on terms customary in the industry in the form of accounts or other receivables incurred, or pre-paid film rentals, and loans and advances made in settlement of such accounts receivable, all in the ordinary course of business;

(xiii) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xiii) that are at the time outstanding, not to exceed the greater of (x) $150.0 million and (y) 7.5% of Consolidated Net Tangible Assets (determined as of the time each such Investment is made);

(xiv) Investments existing on the Issue Date;

(xv) Guarantees issued in accordance with Section 4.09;

(xvi) Permitted Business Investments;

(xvii) advances, loans or extensions of credit to suppliers and vendors in the ordinary course of business; and

(xviii) Investments in DCIP in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) not to exceed, at any one time outstanding, $100.0 million.

“Permitted Liens” means:

(i) Liens on the property and assets of the Company and the Guarantors securing Indebtedness and Guarantees permitted to be incurred under this Indenture (other than subordinated Indebtedness of the Company or a Guarantor) in an aggregate principal amount not to exceed the greater of (a) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was incurred, and after giving effect to the incurrence of such Indebtedness and the application of proceeds therefrom on a pro forma basis as if such events had occurred at the beginning of the relevant four-quarter period, would not cause the Senior Secured Net Leverage Ratio of the Company to exceed 2.75 to 1.00 and (b) the aggregate principal amount of Indebtedness permitted to be incurred pursuant to clause (i) of Section 4.09(b); provided that in each case the Company may elect pursuant to an Officers’ Certificate delivered to the Trustee to treat all or any portion of the commitment under any Indebtedness as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment shall be deemed, for purposes of this clause (i), not to be an incurrence at such subsequent time;

(ii) Liens in favor of the Company or any Restricted Subsidiary of the Company;

(iii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(iv) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets;

(v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business and related letters of credit;

(vi) Liens to secure Indebtedness (including Finance Lease Obligations) permitted by clause (iv) of Section 4.09(b) covering only the assets, accessions, improvements and proceeds acquired with such Indebtedness;

(vii) Liens existing on the Issue Date (excluding Liens of the kind referred to in clause (i) of this definition);

(viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(ix) Liens on the Capital Stock of Unrestricted Subsidiaries;

(x) Encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Company or such Restricted Subsidiary or to the ownership or leasing of its properties which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Restricted Subsidiary;

(xi) Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(xii) Landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or the like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are not more than 60 days past due or are being contested in good faith by appropriate proceedings, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(xiii) Pledges or deposits made in the ordinary course of business (A) in connection with bids, tenders, leases, performance bonds and similar obligations or (B) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

(xiv) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(xvii) Liens on or sales of receivables;

(xviii) the rights of content providers under contracts entered into by the Company or any Restricted Subsidiary in the ordinary course of business on a basis customary in the movie exhibition industry;

(xix) any attachment or judgment Lien that does not constitute an Event of Default;

(xx) Liens in favor of the Trustee for its own benefit and for the benefit of the Holders of the Notes;

(xxi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Issue Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness incurred, in accordance with Section 4.09, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any accessions, proceeds and improvements on such item;

(xxii) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, banker’s acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(xxiii) Liens (a) securing Hedging Obligations or (b) arising under or in connection with Cash Management Arrangements;

(xxiv) Liens arising from filing Uniform Commercial Code financing statements with respect to leases;

(xxv) Liens with respect to obligations that do not exceed $75.0 million at any one time outstanding;

(xxvi) Liens arising solely by virtue of any statutory or common law provisions and ordinary course of business contractual provisions, in each case, relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution or brokerage;

(xxvii) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(xxviii) Liens securing the Notes and the Subsidiary Guarantees;

(xxix) Liens securing Indebtedness incurred to refinance Indebtedness that was previously so secured (other than Liens incurred pursuant to clauses (i)(b), (xxv) or (xxxii) of this definition); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

(xxx) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(xxxi) Liens securing Indebtedness permitted by clauses (xv) and (xviii) of Section 4.09(b) and Liens on money escrowed to secure Indebtedness permitted by clause (x) of Section 4.09(b);

(xxxii) Liens securing letters of credit in an amount not to exceed $35.0 million in the aggregate at any one time;

(xxxiii) Liens to secure Finance Lease Obligations;

(xxxiv) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or any interest acquired pursuant to a Permitted Business Investment;

(xxxv) Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred or outstanding under this Indenture, provided that such Liens are solely for the benefit of the trustees, agents and representatives in their capacities as such and not for the benefit of the holders of such Indebtedness; and

(xxxvi) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 4.07.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

“Permitted Mitchell Holders” means (i) Lee Roy Mitchell or Tandy Mitchell, or any descendant of Lee Roy Mitchell or the spouse of any such descendant, the estate of Lee Roy Mitchell, Tandy Mitchell, any descendant of Lee Roy Mitchell or the spouse of any such descendant or any trust or other arrangement for the benefit of Lee Roy Mitchell, Tandy Mitchell, any descendant of Lee Roy Mitchell or the spouse of any such descendant (collectively, the “Mitchell Family”) and (ii) any group which includes any member or members of the Mitchell Family if a majority of the Capital Stock of the Company held by such group is beneficially owned (including the power to vote such Capital Stock of the Company) by such member or members of the Mitchell Family or by one or more Affiliates at least 80% of the equity interests of which are owned by such member or members of the Mitchell Family.

“Permitted Refinancing Indebtedness” means any Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness, Disqualified Stock or preferred stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(i) the principal amount (or accreted value or liquidation preference, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value or liquidation preference, if applicable) of the Indebtedness, Disqualified Stock or preferred stock extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest (or dividends, if applicable) on the Indebtedness, Disqualified Stock or preferred stock and the amount of all expenses, fees and premiums incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a final maturity date later than or equal to the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded;

(iii) if the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness, Disqualified Stock or preferred stock being extended, refinanced, renewed, replaced, defeased or refunded; and

(iv) such Indebtedness, Disqualified Stock or preferred stock is incurred or issued either by the Company or any Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prior Earned Restricted Payments Capacity” means $3,348,743,000.

“Private Placement Legend” means the applicable legend set forth in Section 2.06(f)(i) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs and related adjustments that occurred during the four-quarter reference period or after the end of the four-quarter period and on or prior to the Calculation Date that were (i) directly attributable to an acquisition or disposition and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Issue Date or (ii) implemented, or for which the steps necessary for implementation have been taken by the Company and are reasonably expected to occur, with respect to the Company or the business that was the subject of any such acquisition or disposition within six months before or after the date of the acquisition or disposition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (i) and (ii), all such reductions in costs and related adjustments had been effected as of the beginning of such period.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Rating Agency” means Moody’s, S&P, Fitch or if Moody’s, S&P or Fitch or if any or all of them do not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which will be substituted for Moody’s, S&P or Fitch or any or all of them, as the case may be.

“Rating Decline” means a decrease in the rating of the Notes by any Rating Agency by one or more gradations (including gradations within rating categories as well as between rating categories) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Rating Decline otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Decline for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Decline). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within rating categories, namely + or—for S&P, 1, 2, and 3 for Moody’s, and + or—for Fitch will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Reference Treasury Dealer” means any three nationally recognized investment banking firms selected by the Company that are primary dealers of Government Securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue with respect to the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding the redemption date.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means one or more global Notes substantially in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend, the Regulation S Legend and the ERISA Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, that shall represent the aggregate principal amount of the Notes sold in reliance on Regulation S.

“Regulation S Legend” means the legend set forth in the second paragraph of Section 2.06(f)(iii) which is required to be placed on all Notes issued pursuant to Regulation S.

“Regulation S Permanent Global Note” means a permanent global note bearing the Global Note Legend, the Private Placement Legend, the Regulation S Legend and the ERISA Legend and deposited with, or on behalf of, and registered in the name of, the Depositary or its nominee, that shall equal the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Distribution Compliance Period.

“Regulation S Temporary Global Note” means one or more global notes bearing the Global Note Legend, the Regulation S Temporary Global Note Legend, the Private Placement Legend, the Regulation S Legend and the ERISA Legend and deposited with, or on behalf of, and registered in the name of, the Depositary or its nominee that shall represent the aggregate principal amount of the Notes sold in reliance on Regulation S.

“Regulation S Temporary Global Note Legend” means the legend set forth in the first paragraph of Section 2.06(f)(iii), which is required to be placed on all Regulation S Temporary Global Notes issued under this Indenture.

“Responsible Officer” means when used with respect to the Trustee, the officer within the Corporate Trust Division of the Trustee (or any successor unit, department or division of the Trustee) located at the Corporate Trust Office of the Trustee, who has direct responsibility for the administration of this Indenture and, for the purposes of Section 7.01(c)(ii) and the second sentence of Section 7.05 shall also include any officer of the Trustee to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and the Private Placement Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments Computation Period” means the period (taken as one accounting period) beginning on April 1, 2020 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person (or if no such Person is specified, the Company) that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated the Securities Act.

“S&P” means S&P Global Ratings and any successor to its rating agency business.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Parent Entities or Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Debt” means, whether outstanding on the Issue Date or thereafter incurred:

(i) all Indebtedness of the Company outstanding under the Credit Agreement, the Existing Senior Notes and the related subsidiary guarantees and the Notes and the Subsidiary Guarantees;

(ii) any other amounts payable by the Company and its Restricted Subsidiaries under or in respect of Indebtedness of the Company and its Restricted Subsidiaries, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes and the Subsidiary Guarantees, the Existing Senior Notes and the related subsidiary guarantees or other Senior Debt of the Company or any Guarantor; and

(iii) all Obligations with respect to the items listed in the preceding clauses (i) and (ii) (including any premiums and accrued and unpaid interest and interest accruing on or subsequent to the filing of a petition of bankruptcy or for reorganization relating to the Company or any of its Restricted Subsidiaries at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) and fees relating thereto.

Notwithstanding anything to the contrary in the preceding, Senior Debt shall not include:

(i) any liability for federal, state, local or other taxes owed or owing by the Company or any of its Restricted Subsidiaries;

(ii) any Indebtedness of the Company to any of its Restricted Subsidiaries or any obligation of a Restricted Subsidiary to the Company or another Restricted Subsidiary;

(iii) any trade payables arising in the ordinary course of business;

(iv) any Capital Stock; or

(v) the portion of any Indebtedness that is incurred in violation of this Indenture (but only to the extent so incurred).

“Senior Secured Net Leverage Ratio” of any Person means, for any period, the ratio of (a) Net Senior Secured Indebtedness of such Person and its Restricted Subsidiaries as of the date of determination to (b) Consolidated Cash Flow of such Person for the four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred; in each case with such pro forma adjustments to Net Senior Secured Indebtedness, cash, Cash Equivalents and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustments provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means, individually, any Guarantee of payment of the Notes by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture hereto, and, collectively, all such Guarantees.

“Theatre Completion” means any motion picture theatre or screen which was first opened for business by the Company or a Restricted Subsidiary during any applicable period.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note substantially in the form of Exhibit A attached hereto that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only if such Subsidiary:

(i) has no Indebtedness other than Non-Recourse Debt;

(ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding, taken as a whole, are not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or

(b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(iv) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(v) either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 and Section 4.16. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing definition and the covenant contained in Section 4.16, (i) a Subsidiary of an Unrestricted Subsidiary shall be an Unrestricted Subsidiary and (ii) if the Company indirectly acquires additional Equity Interests in DCIP pursuant to a merger or acquisition such that DCIP becomes a Subsidiary of the Company, DCIP shall be deemed to be an Unrestricted Subsidiary and the aggregate amount of the Company’s and its Restricted Subsidiaries’ Investments in DCIP at such date shall be deemed not to be an Investment and shall not reduce the amounts available for Restricted Payments and Permitted Investments; provided, however, that any subsequent Investment in DCIP shall be an Investment.

As of the Issue Date, Cinemark Media, Inc. and Latin America Ventures, LLC are Unrestricted Subsidiaries.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is normally entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

(ii) the then outstanding principal amount of such Indebtedness.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Satisfaction Officers’ Certificate”	6.02
“Default Direction”	6.02
“Directing Holder”	6.02
“DTC”	2.03
“Event of Default”	6.01
“Final Decision”	6.02
“incur”	4.09
“LCT Election”	1.05
“LCT Test Date”	1.05
“Legal Defeasance”	8.02
“Limited Condition Related Transactions”	1.05
“Litigation”	6.02
“New Guarantor”	4.15
“Noteholder Direction”	6.02
“Other Indebtedness	4.15
“Paying Agent”	2.03
“Payment Default”	6.01
“Position Representation”	6.02
“Registrar”	2.03
“Restricted Payments”	4.07
“Verification Covenant”	6.02
“Verification Covenant Officers’ Certificate”	6.02

SECTION 1.03. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Indenture (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision; and

(7) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

SECTION 1.04. Trust Indenture Act Not Applicable.

This Indenture will not be subject to the provisions of the Trust Indenture Act.

SECTION 1.05. Limited Condition Transactions. (a) When calculating the availability under any basket, ratio or test under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness and the use of the proceeds thereof, the incurrence of Liens, prepayments, other repayments, purchases, redemptions, defeasances and other acquisitions or retirements of any Indebtedness, and Restricted Payments) (such actions or transactions related thereto, the “Limited Condition Related Transactions”), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket, ratio or test and whether any such Limited Condition Transaction and Limited Condition Related Transactions are permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a dividend or similar event), and not the date on which such Limited Condition Transaction or Limited Condition Related Transaction is consummated. If, after giving pro forma effect to the Limited Condition Transaction and any Limited Condition Related Transactions and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such basket, ratio or test (and any related requirements and conditions), such basket, ratio or test (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided that (a) compliance with such baskets, ratios or tests (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any Limited Condition Related Transactions and (b) Consolidated Cash Flow for purposes of the Fixed Charge Coverage Ratio and Senior Secured Net Leverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith.

(b) For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the baskets, ratios or tests for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with (or satisfied) as a result of fluctuations in any such basket, ratio or test, including due to fluctuations in Consolidated Net Tangible Assets of the Company, such baskets, ratios or tests will be deemed not to have been exceeded or failed to have been complied with (or satisfied) as a result of such fluctuations (and no Default or Event of Default shall be deemed to have occurred due to such excess or failure), and (2) in calculating the availability under any basket, ratio or test in connection with any action or transaction unrelated to such Limited Conditional Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such basket, ratio or test shall be determined or tested giving pro forma effect to such Limited Condition Transaction and all Limited Condition Related Transactions.

ARTICLE 2.

THE NOTES

SECTION 2.01. Form and Dating.

(a) General.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Company and the Trustee shall approve the forms of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 aggregate principal amount and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling. Notes shall be dated the date of their authentication.

Global Notes shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Definitive Notes shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).

(b) Global Notes.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee, the Depositary or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall bear the Regulation S Temporary Global Note Legend and which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Distribution Compliance Period shall be terminated upon the receipt by the Trustee of (i) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Distribution Compliance Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend and the ERISA Legend all as contemplated by Section 2.06(b)(iii)), and (ii) an Officers’ Certificate from the Company. Following the termination of the Distribution Compliance Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in Regulation S Permanent Global Notes pursuant to the Applicable Procedures. Simultaneously with the authentication of Regulation S Permanent Global Notes, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02. Execution and Authentication. An Officer of the Company shall sign the Notes for the Company by manual or other means permitted by this Indenture.

If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that the Note has been duly and validly authenticated and issued under this Indenture.

The Trustee shall, upon a written order of the Company signed by two Officers of the Company or by an Officer and an Assistant Secretary of the Company (the “Authentication Order”), authenticate (i) on the Issue Date $765,000,000 in aggregate principal amount of Notes and (ii) at any time and from time to time thereafter, Additional Notes (subject to the provisions of Section 2.13) in an aggregate principal amount specified in such Authentication Order. Such Authentication Order shall specify (i) the amount of the Notes to be authenticated, (ii) the date on which the Notes are to be authenticated, (iii) whether the Notes are to be Initial Notes or Additional Notes and (iv) whether such Notes shall bear the Global Note Legend, the ERISA Legend, the Regulation S Legend, the Regulation S Temporary Global Note Legend and/or the Private Placement Legend.

The Trustee may appoint an authenticating agent (the “Authenticating Agent”) acceptable to the Company to authenticate Notes. An Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with the Company or an Affiliate of the Company.

SECTION 2.03. Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Company shall cause each of the Registrar and the Paying Agent to maintain an office or agency in the Borough of Manhattan, The City of New York. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.

The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent. The Trustee shall act as Note Custodian with respect to the Global Notes in accordance with its agreement with DTC.

SECTION 2.04. Paying Agent to Hold Money in Trust. By no later than 11:00 a.m. (New York City time) on the date on which any principal of or interest on any Notes is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal or interest when due. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or premium, if any, or interest on the Notes, and shall notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for the money. If the Company or a Restricted Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists. The Trustee, for so long as it is acting as Registrar, will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. Every Holder, by receiving and holding the same, agrees with the Company, the Guarantors and the Trustee that none of the Company, the Guarantors or the Trustee or any agent or any one of them shall be held accountable by reason of the disclosure of any information as to the names and addresses of the Holders, regardless of the source from which such information was derived.

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if (i) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary, (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Company for Definitive Notes prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07, 2.10 and 9.05. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 or 9.05, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with Section 2.06(b)(i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs of this Section 2.06(b), as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend and any Applicable Procedures; provided, however, that prior to the expiration of the Distribution Compliance Period, transfers of beneficial interests in the Temporary Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser or a “distributor” (as defined in Rule 902(d) of Regulation S)). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. Except as may be required by Applicable Procedures, no written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) if permitted under Section 2.06(a), (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act. Upon notification from the Registrar that all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act have been satisfied, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g).

(iii) Transfer of Beneficial Interests in a Restricted Global Note to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar and the Company receive the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) above and the Registrar and the Company receive the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(iv), if the Registrar or the Company so requests or the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(iv) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(iv).

(v) Transfer or Exchange of Beneficial Interests in Unrestricted Global Notes for Beneficial Interests in Restricted Global Notes Prohibited. Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. Subject to Section 2.06(a), if any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar and the Company of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and upon receipt of an Authentication Order in accordance with Section 2.02 or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Restricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Restricted Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Notes to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (x) the expiration of the Distribution Compliance Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.06(a) hereof, a holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar and the Company receive the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(iii), if the Registrar or the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(c)(iii), the Company shall execute, and, upon receipt of an

Authentication Order in accordance with Section 2.02 or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount, and the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Note to be reduced in a corresponding amount pursuant to Section 2.06(g).

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. Subject to Section 2.06(a), if any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note, then, upon satisfaction of the applicable conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and, upon receipt of an Authentication Order in accordance with Section 2.02 or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Unrestricted Definitive Notes to the Persons in whose names such Notes are so registered. Any Unrestricted Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar and the Company of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904 under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to either of the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof;

the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note and, in the case of clause (C) above, the Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar and the Company receive the following:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Restricted Definitive Note proposes to transfer such Note to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(ii), if the Registrar and the Company request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(ii), the Trustee shall cancel such Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Unrestricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

(iv) Transfer or Exchange of Unrestricted Definitive Notes to Beneficial Interests in Restricted Global Notes Prohibited. An Unrestricted Definitive Note may not be exchanged for, or transferred to Persons who take delivery thereof in the form of, beneficial interests in a Restricted Global Note.

(v) Issuance of Unrestricted Global Notes. If any such exchange or transfer from a Definitive Note to a beneficial interest in an Unrestricted Global Note is effected pursuant to subparagraphs (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by such Holder’s attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer shall be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar and the Company receive the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(e)(ii), the Trustee shall cancel the prior Restricted Definitive Note and the Company shall execute, and, upon receipt of an Authentication Order in accordance with Section 2.02 or in accordance with a previously delivered Authentication Order, the Trustee shall authenticate and deliver to the Person designated in the instructions an Unrestricted Definitive Note in the appropriate principal amount.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the applicable legend set forth under clauses (1) and (2) below in substantially the following forms:

(1) “THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME OR HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144

UNDER THE SECURITIES ACT (IF AVAILABLE) OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (C), (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER ONE YEAR FROM THE LATER OF (i) THE LAST DATE THAT THE COMPANY OR ANY OF ITS AFFILIATES WAS THE OWNER OF THE NOTES OR ANY PREDECESSOR OF THE NOTES, (ii) THE DATE OF ISSUE OF THESE NOTES AND (iii) THE ISSUE DATE OF ANY ADDITIONAL NOTES.”

(2) “THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THIS LEGEND WILL BE REMOVED AFTER THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (i) THE LAST DATE THAT THE COMPANY OR ANY OF ITS AFFILIATES WAS THE OWNER OF THE NOTES OR ANY PREDECESSOR OF THE NOTES, (ii) THE DATE OF ISSUE OF THESE NOTES AND (iii) THE ISSUE DATE OF ANY ADDITIONAL NOTES.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY ANY SUCH NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR NOMINEE OF A SUCCESSOR DEPOSITARY, OR ANY NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. TRANSFERS OF THE GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO., OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THE GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.”

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Legends. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THIS NOTE IS A TEMPORARY GLOBAL NOTE. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (A) A NON-U.S. PERSON OR (B) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR CERTIFICATED NOTES OTHER THAN A PERMANENT GLOBAL NOTE IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.”

All Notes issued or exchanged under this Indenture pursuant to Regulation S shall bear a legend in substantially the following form:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.”

(iv) ERISA Legend. Each Note issued or exchanged under this Indenture shall bear a legend in substantially the following form:

“BY ACCEPTANCE OF THIS NOTE OR ANY INTEREST HEREIN, EACH HOLDER WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (A) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS NOTE OR ANY INTEREST HEREIN CONSTITUTES THE ASSETS OF (1) ANY “EMPLOYEE BENEFIT PLAN” (WITHIN THE MEANING OF SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THAT IS SUBJECT TO TITLE I OF ERISA, (2) A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY U.S. or NON-U.S. FEDERAL, STATE, LOCAL,

OR OTHER LAWS, RULES OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (3) AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE THE ASSETS OF ANY OF THE FOREGOING DESCRIBED IN CLAUSE (1) AND (2), OR (B) THE ACQUISITION AND HOLDING OF THIS NOTE OR ANY INTEREST HEREIN WILL NOT CONSTITUTE A NON EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE, OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Company’s order.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.14 and 9.04).

(iii) The Registrar shall not be required to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Company and the Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection or (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(vi) The Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02.

(viii) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix) Subject to compliance with any applicable additional requirements contained in this Article, when a Note is presented to the Registrar with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate, each in the form included in Exhibit A attached hereto and in form satisfactory to the Registrar and each duly executed by the Holder thereof or its attorney duly authorized in writing. To permit registration of transfers and exchanges, upon surrender of any Note for registration of transfer or exchange at an office or agency maintained for such purpose pursuant to Section 2.03, the Company shall execute, and the Trustee shall authenticate, Notes of a like aggregate principal amount at the Registrar’s request.

(x) Any Registrar appointed pursuant to Section 2.03 shall provide to the Trustee such information as the Trustee may reasonably require in connection with the delivery by such Registrar of Notes upon transfer or exchange of Notes.

(xi) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or other beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xii) None of the Company, the Trustee or any Paying Agent shall have any responsibility or liability for any aspect of the records relating to, or payments made on account of or transfers of, beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(xiii) None of the Company, the Trustee or the Registrar shall have any liability for any acts or omissions of the Depositary, for any Depositary records of beneficial interests, for any transaction between the Depositary or any Participant and/or beneficial owners, for any transfers of beneficial interests in the Notes, or in respect of any transfers effected by the Depositary or by any Participant or any beneficial owner of any interest in any Notes held through any such Participant.

SECTION 2.07. Replacement Notes. If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order or in accordance with a previously delivered Authentication Order, shall authenticate a replacement Note if the Company’s and the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note issued in accordance with this Section 2.07 is an additional obligation of the Company and any other obligor upon the Notes and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in its discretion may pay such Note instead of issuing a new Note in replacement thereof.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

SECTION 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.11. Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose canceled Notes in accordance with customary practices (subject to the record retention requirement of the Exchange Act). Certification of the disposal of all canceled Notes shall be delivered to the Company from time to time upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than ten days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13. Issuance of Additional Notes.

The Company shall be entitled, subject to its compliance with Section 4.09, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price and, if applicable, the first payment of interest; provided that if any such Additional Notes are not fungible with the Initial Notes for United States federal income tax purposes, such Additional Notes will be issued under a separate CUSIP number.

With respect to any Additional Notes, the Company shall set forth in a resolution of the Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(b) the issue price, the issue date and the CUSIP number and corresponding ISIN of such Additional Notes; and

(c) whether such Additional Notes shall be issued in the form of Initial Notes as set forth in Exhibit A to this Indenture.

SECTION 2.14. One Class of Securities.

The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

SECTION 2.15. CUSIP, ISIN or Other Similar Numbers.

The Company in issuing the Notes may use “CUSIP,” “ISIN” or other similar numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP,” “ISIN” or other similar numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the “CUSIP,” “ISIN” or other similar numbers.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

SECTION 3.01. Notices to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, the Company shall furnish to the Trustee, at least ten days but not more than 60 days (unless a shorter period is acceptable to the Trustee) before a redemption date, an Officers’ Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price (expressed as a percentage or principal amount).

SECTION 3.02. Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased on a pro rata basis (and in the case of Global Notes, subject to the applicable procedures of the Depositary), by lot, at random or in accordance with any other method the Trustee shall deem fair and appropriate; provided that no Notes of $2,000 in aggregate principal amount or less shall be redeemed in part. In the event of partial redemption by lot or at random, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than ten nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not in a minimum amount of $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03. Notice of Redemption. (a) At least ten days but not more than 60 days before a redemption date, the Company shall send (or provide in accordance with the applicable procedures of DTC) a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent (or provided in accordance with the applicable procedures of DTC) more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

The notice shall identify the Notes to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price;

(iii) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi) that, unless the Company defaults in making such redemption payment, or conditions to such redemption, if any, described in the notice of redemption have not been satisfied, the interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(vii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes; and

(ix) any conditions precedent.

(b) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least ten days prior to the redemption date (unless a shorter period is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(a).

SECTION 3.04. Effect of Notice of Redemption. Subject to the satisfaction of any conditions to such redemption, once the notice of redemption is sent in accordance with Section 3.03, Notes called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional, except as provided for in Section 3.07(d).

SECTION 3.05. Deposit of Redemption Price. (a) Prior to 11:00 a.m. New York City time on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date. Subject to applicable abandoned property laws, the Trustee or the Paying Agent shall promptly, upon request, return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

(b) Unless the Company defaults in paying the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06. Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07. Optional Redemption. Except as described in this Section 3.07 and in Section 4.14(d), the Notes will not be redeemable at the Company’s option prior to July 15, 2024.

(a) At any time prior to July 15, 2024, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes) at a redemption price of 105.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with funds in an amount equal to the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(i) at least 60% of the principal amount of Notes issued under this Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and

(ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(b) On and after July 15, 2024, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on July 15 of the years indicated below:

YEAR	Percentage
2024	102.625%
2025	101.313%
2026 and thereafter	100.000%

(c) At any time and from time to time prior to July 15, 2024, the Company may, at its option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the Notes plus accrued and unpaid interest, if any, thereon to the redemption date. Notice of such redemption need not set forth the Applicable Premium but only the manner of calculation of the redemption price. With respect to any such redemption, the Company shall notify the Trustee of the Applicable Premium with respect to the Notes promptly after the calculation and the Trustee shall not be responsible for such calculation.

(d) Notice of any redemption or purchase of the notes (including upon an Equity Offering or debt incurrence or in connection with a transaction (or series of related transactions) that constitute a Change of Control Triggering Event) may, at the Company’s discretion, be given prior to the completion of such transaction and may be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, debt incurrence or Change of Control Triggering Event. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption or purchase date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption or purchase date, or by the redemption or purchase date so delayed. In addition, the Company may provide in such notice that payment of the redemption or purchase price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person.

SECTION 3.08. Mandatory Redemption.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4.

COVENANTS

SECTION 4.01. Payment of Notes. The Company shall pay or cause to be paid the principal of or premium, if any, or interest on the Notes on the dates, at the location and in the manner provided in the Notes and this Indenture. Principal, premium, if any, interest, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal of or premium, if any, or interest on the Notes then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the then applicable interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any, (without regard to any applicable grace period) from time to time on demand at the same rate to the extent lawful.

The Company shall make all interest, premium, if any, and principal payments by wire transfer of immediately available funds to any Holder who shall have given written directions to the Company or the Paying Agent to make such payments by wire transfer pursuant to the wire transfer instructions supplied to the Company or the Paying Agent by such Holder on or prior to the applicable record date. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

SECTION 4.02. Maintenance of Office or Agency. The Company shall maintain in the Borough of Manhattan, The City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the New York Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

SECTION 4.03. Reports. (a) Whether or not required by the Commission, so long as any Notes are outstanding, the Company shall furnish to the Trustee and the Holders of Notes, within the time periods specified in the Commission’s rules and regulations (including all applicable extensions):

(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s independent auditors; and

(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports,

provided, however, that (i) in no event shall such financial statements or reports be required to comply with Rules 3-09, 3-10, 13-01 or 13-02 of Regulation S-X promulgated by the Commission (or such other rule or regulation that amends, supplements or replaces such Rules 3-09, 3-10, 13-01 or 13-02) and (ii) in no event shall such financial statements or reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the Commission with respect to any non-GAAP financial measures contained therein.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by Section 4.03(a) shall include, on the face of the financial statements or in the footnotes thereto, or in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or comparable sections, information sufficient to ascertain the financial condition and results of operations of the Company and its Restricted Subsidiaries, excluding in all respects the Unrestricted Subsidiaries, to the extent such information has not been filed with the Commission.

(c) In addition, for so long as any Notes remain outstanding, the Company shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) The Company shall be deemed to have furnished such reports to the Trustee and the Holders if it has filed such reports with the Commission using the EDGAR filing system and such reports are publicly available.

(e) Notwithstanding anything herein to the contrary, the Company shall be deemed not to have failed to comply with any of its obligations hereunder for purposes of clause (v) under Section 6.01 until 120 days after the date any report hereunder is required to be made available to the Trustee and the Holders pursuant to this Section 4.03.

(f) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s and the Guarantors’ compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely conclusively on Officers’ Certificates). The Trustee shall have no duty or responsibility to review such reports, information or documents or to determine whether or not such reports have been filed with the Commission.

SECTION 4.04. Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year of the Company, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.05. Taxes. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments, and governmental charges levied or imposed upon the Company or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, except such as are contested in good faith and by appropriate proceedings or where the failure to pay or discharge the same would not have a material adverse effect on the ability of the Company to perform its obligations under the Notes or this Indenture.

SECTION 4.06. Stay, Extension and Usury Laws. The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Restricted Payments. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (a) in Equity Interests (other than Disqualified Stock) of the Company or (b) to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any payment of principal on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness (other than any Indebtedness of the Company owing to and held by a Guarantor or Indebtedness of a Guarantor owing to and held by the Company or any other Guarantor permitted under this Indenture) that is subordinated to the Notes or the Subsidiary Guarantees, if any, except a payment of principal at the Stated Maturity thereof, other than any purchase, repurchase, redemption, defeasance or other acquisition or retirement of any such Indebtedness made in anticipation of a sinking fund obligation, principal installment or final maturity, in each case, within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(ii) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since April 20, 2020 (including Restricted Payments permitted by clauses (i), (ix), (xii) and (xiii) of Section 4.07(b), but excluding all other Restricted Payments permitted by Section 4.07(b)), is less than the sum, without duplication, of:

(A) Consolidated Cash Flow of the Company and its Restricted Subsidiaries on a consolidated basis for the Restricted Payments Computation Period, minus the product of 1.7 multiplied by Fixed Charges of the Company and its Restricted Subsidiaries on a consolidated basis for the Restricted Payments Computation Period, plus

(B) 100% of the aggregate net cash proceeds and the fair market value of marketable securities and other property received by the Company or any Guarantor since immediately after April 20, 2020 from the sale of:

(I) (Y) Equity Interests of the Company, excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of Equity Interests to members of management, directors or consultants of the Company, any Parent Entity and the Company’s Subsidiaries after April 20, 2020 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (v) of Section 4.07(b); and

(Z) to the extent such net cash proceeds or marketable securities or other property are actually contributed to the Company, Equity Interests of the Parent Entities (excluding contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (v) of Section 4.07(b)); or

(II) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company (or any Parent Entity);

provided, however, that this clause (B) shall not include the proceeds from (1) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary, (2) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (3) Excluded Contributions or Equity Interests used to make a Permitted Investment pursuant to clause (viii) of the definition of Permitted Investments; plus

(C) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company following April 20, 2020 (other than by a Restricted Subsidiary and other than by any Excluded Contributions); plus

(D) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received after April 20, 2020 by means of:

(I) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of Guarantees and other liabilities (other than contingent liabilities), which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after April 20, 2020; or

(II) the sale (other than to the Company or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary after April 20, 2020; plus

(E) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary after April 20, 2020, the fair market value of the Company’s and its Restricted Subsidiaries’ aggregate interests in such Unrestricted Subsidiary (which, if the fair market value of such interests (other than the value attributable to marketable securities held by such Unrestricted Subsidiary) exceeds $50.0 million, shall be set forth in writing by an accounting, appraisal or investment banking firm of national standing or determined by the Company’s Board of Directors) at the time of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than the amount of the Investments in such Unrestricted Subsidiary made after April 20, 2020 as Permitted Investments hereunder; plus

(F) (i) $300.0 million plus (ii) the Prior Earned Restricted Payments Capacity.

(b) The provisions of Section 4.07(a) shall not prohibit:

(i) the payment of any dividend or distribution within 65 days after the date of declaration thereof, if at the date of declaration the dividend or distribution payment would have complied with the provisions of this Indenture;

(ii) the payment of principal on or with respect to, or the purchase, redemption, repurchase, retirement, defeasance or other acquisition of, any Indebtedness subordinated to the Notes or any Subsidiary Guarantee or of any Equity Interests of the Company or any Parent Entity made by conversion into, in exchange for, or out of the proceeds of the substantially concurrent (a) sale (other than to a Subsidiary of the Company or constituting an Excluded Contribution or Equity Interests used to make a Permitted Investment pursuant to clause (viii) of the definition of Permitted Investments) of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination) or any Parent Entity or (b) contribution to the capital of the Company (other than by a Subsidiary and other than constituting an Excluded Contribution); provided that the amount of any such proceeds that are utilized for any such payment, purchase, redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clauses (iii)(B) and (iii)(C) of Section 4.07(a);

(iii) the payment of principal on or with respect to, or the purchase, defeasance, redemption, repurchase or other acquisition or retirement of, Indebtedness subordinated to the Notes or any Subsidiary Guarantee with the proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness that is permitted to be incurred pursuant to Section 4.09;

(iv) the declaration and payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its Capital Stock on a pro rata basis;

(v) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Parent Entity held by any current or former employee, director or consultant of the Company, any Parent Entity or any of the Company’s Restricted Subsidiaries (or any permitted transferee of any of the foregoing) pursuant to any management equity subscription agreement, stock option agreement, stock plan or similar agreement; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $7.5 million in any 12-month period (with unused amounts in any 12-month period (starting with the 12-month period before April 20, 2020) being carried over to succeeding 12-month periods subject to a maximum carry-over amount of $15.0 million (without giving effect to the following proviso)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any Parent Entity, in each case to members of management, directors or consultants of the Company, any Parent Entity or any of its Subsidiaries that occurs after April 20, 2020, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii)(B) of Section 4.07(a); plus

(B) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after April 20, 2020; less

(C) the amount of any Restricted Payments made in any prior calendar year pursuant to clauses (A) and (B) of this clause (v);

(vi) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of preferred stock of a Restricted Subsidiary issued in accordance with the covenant described under Section 4.09 to the extent such dividends are included in the definition of Fixed Charges;

(vii) purchases, redemptions or other acquisitions or retirements of Equity Interests occurring or deemed to occur upon (1) exercise of stock options, warrants or other equity-based awards to the extent such Equity Interests represent a portion of the exercise price of such options, warrants or other equity-based awards and (2) the exercise of stock options, warrants or other equity-based awards or the vesting or issuance of shares of restricted stock or other Equity Interests to the extent such Equity Interests represent a portion of the tax liability of the holder thereof with respect thereto;

(viii) [RESERVED];

(ix) repurchases of Indebtedness that is subordinated to the Notes or a Subsidiary Guarantee at a purchase price not greater than (1) 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control Triggering Event or (2) 100% of the principal amount of such subordinated Indebtedness in the event of an asset sale outside of the ordinary course of business, and redemptions of preferred Equity Interests, in each case in connection with any change of control offer or asset sale offer required by the terms thereof, but only if the Company has first complied with and fully satisfied its obligations, if any, under Section 4.14;

(x) Investments that are made with Excluded Contributions;

(xi) the declaration and payment of dividends or distributions by the Company or any Restricted Subsidiary of the Company to, or the making of other Restricted Payments to, any Parent Entity in aggregate amounts not to exceed the aggregate amounts required for any such Parent Entities to pay, in each case without duplication,

(A) franchise taxes and expenses required to maintain their corporate existence;

(B) foreign, federal, state and local income and other taxes, to the extent such taxes are attributable to the income, revenue, receipts, capital or margin of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from their Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income, revenue, receipts, capital or margin of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of such foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such Parent Entity;

(C) customary salary, bonus and other benefits payable to officers, directors and employees of any Parent Entity to the extent such salaries, bonuses and other benefits are directly or indirectly attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of such amounts relating to any Parent Entity being a public company, including directors’ fees;

(D) general corporate operating and overhead costs and expenses of any Parent Entity to the extent such costs and expenses are directly or indirectly attributable to the ownership or operation of the Company and its Restricted Subsidiaries, including the Company’s proportionate share of the expenses relating to any Parent Entity being a public company; and

(E) reasonable fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such Parent Entity;

(xii) so long as no Default or Event of Default shall have occurred and be continuing, the payment of dividends on the Company’s common Capital Stock (or any Restricted Payment to any Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s common Capital Stock) following the consummation after April 20, 2020 of an underwritten public Equity Offering of the Company’s or any Parent Entity’s common Capital Stock of up to 6% per annum of the net cash proceeds received after April 20, 2020 by the Company from any public Equity Offering of common Capital Stock of the Company or contributed after April 20, 2020 to the Company by any Parent Entity from any public Equity Offering of common Capital Stock of the Parent Entity;

(xiii) the payment of cash in lieu of issuance of fractional shares of Capital Stock in connection with any transaction otherwise permitted under this Section 4.07;

(xiv) payments to dissenting stockholders not to exceed $5.0 million in the aggregate (A) pursuant to applicable law or (B) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Indenture;

(xv) the declaration and payment of dividends and distributions by the Company to the holders of its Capital Stock on a pro rata basis in an aggregate amount not to exceed $170.0 million during any 12-month period from and after April 20, 2020; and

(xvi) the declaration and payment of dividends and distributions by the Company to the holders of its Capital Stock on a pro rata basis of the net after-tax proceeds from sales or other dispositions of the Capital Stock of (a) National CineMedia, LLC and National CineMedia, Inc., or their respective successors, in an aggregate amount not to exceed $65.0 million and (b) RealD Inc., or its successors, in an aggregate amount not to exceed $40.0 million.

(c) The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 shall be determined by the Company.

(d) If any Investment is made pursuant to Section 4.07(a) or any clause (other than clause (i)) of the definition of Permitted Investments in a Person that is not a Restricted Subsidiary (other than an Unrestricted Subsidiary) and thereafter such Person becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) of the definition of Permitted Investments and not pursuant to Section 4.07(a) or such other clause for so long as such Person continues to be a Restricted Subsidiary.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions of Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing Existing Indebtedness, Credit Facilities, Hedging Obligations and Cash Management Arrangements, including the Credit Agreement and the Existing Senior Notes indentures, as in effect on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(ii) this Indenture, the Notes and the Subsidiary Guarantees;

(iii) applicable law, rule, regulation or order;

(iv) any agreement, instrument or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries (including by merger or consolidation) as in effect at the time of such acquisition (except to the extent such agreement, instrument or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v) customary non-assignment provisions in leases, licenses and conveyances entered into in the ordinary course of business;

(vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (iii) of Section 4.08(a);

(vii) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, stockholder agreements, asset sale agreements, stock sale agreements and other similar agreements and agreements relating to Permitted Business Investments;

(xi) the issuance of preferred stock by a Restricted Subsidiary or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred stock is permitted pursuant to Section 4.09 and the terms of such preferred stock do not expressly restrict the ability of a Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such preferred stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(xii) encumbrances or restrictions contained in any Indebtedness, Disqualified Stock or preferred stock incurred by a Foreign Restricted Subsidiary pursuant to Section 4.09(a) or clause (i), (iv), (v) (but only to the extent a Foreign Restricted Subsidiary initially would have been permitted to incur the underlying Indebtedness), (xiv), (xv), (xvi) or (xviii) of Section 4.09(b); provided that such encumbrance or restriction shall only apply to such Foreign Restricted Subsidiary;

(xiii) supermajority voting requirements existing under corporate charters, bylaws, stockholders agreements and similar documents and agreements;

(xiv) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xv) customary subordination provisions governing Indebtedness permitted pursuant to Section 4.09;

(xvi) any encumbrances or restrictions imposed by agreements or instruments governing other Indebtedness, Disqualified Stock or preferred stock permitted to be incurred pursuant to Section 4.09 and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (ii) through (xv) above or this clause (xvi); provided that such agreements, contracts, instruments, amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrances and restrictions taken as a whole than those contained in this Indenture or the Credit Agreement as in effect on the Issue Date, whichever is more restrictive, as determined by the Company; and

(xvii) restrictions or conditions of the types contained in clause (iii) of Section 4.08(a) contained in any operating, construction, service, supply, purchase or other agreement to which the Company or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement limits the encumbrance solely to the property or assets of the Company or such Restricted Subsidiary that is the subject of such agreement, the payment rights arising thereunder and the proceeds thereof and does not extend to any other asset or property of such Restricted Subsidiary or the assets or property of the Company or any other Restricted Subsidiary.

(c) In each case set forth in this Section 4.08, notwithstanding any stated limitation on the assets or property that may be subject to such encumbrance or restriction, an encumbrance or restriction on a specified asset or property or group or type of assets or property may also apply to all improvements, additions and accessions thereto, assets and property affixed or appurtenant thereto, and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

SECTION 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) Section 4.09(a) shall not prohibit:

(i) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $1,700.0 million;

(ii) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness described in clauses (i), (iii) and (xviii) of this Section 4.09(b));

(iii) the incurrence by the Company and any Guarantor of Indebtedness represented by the Notes (other than Additional Notes) and any Subsidiary Guarantees of the foregoing;

(iv) (a) Indebtedness constituting Finance Lease Obligations and (b) Indebtedness, Disqualified Stock and preferred stock incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, improvement, remodeling or refurbishing of property (real or personal) or equipment that is used or useful in a Permitted Business (but excluding the purchase of Capital Stock of any Person), provided that the aggregate amount of Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (iv)(b) does not exceed 15.0% of Consolidated Net Tangible Assets (determined as of the time of such incurrence) at any time outstanding;

(v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under this clause (v), Section 4.09(a) or clauses (ii), (iii), (iv), (x) or (xvi) of this Section 4.09(b) and related interest, premiums, fees and other Obligations;

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness, Disqualified Stock or preferred stock between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor; and

(B) (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness, Disqualified Stock or preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (2) any sale or other transfer of any such Indebtedness, Disqualified Stock or preferred stock (but for the avoidance of doubt excluding the grant of a Permitted Lien thereon) to a Person that is neither the Company nor a Restricted Subsidiary of the Company shall be deemed, in each case under this clause (vi)(B), to constitute an incurrence of such Indebtedness, Disqualified Stock or preferred stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(viii) the Guarantee by the Company or a Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09; provided that in the event such Indebtedness that is being guaranteed is (a) pari passu with the Notes or a Subsidiary Guarantee, as the case may be, then the related Guarantee shall rank equally in right of payment to the Notes or Subsidiary Guarantee, as the case may be, or (b) subordinated to the Notes or a Subsidiary Guarantee, as the case may be, then the related Guarantee shall be subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be;

(ix) the accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock and the incurrence of unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC Topic 815 and similar provisions), in each case will be deemed not to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant;

(x) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the fair market value of the consideration actually received (or, in the case of an acquisition, paid) by the Company and its Restricted Subsidiaries in connection with such transaction;

(xi) Indebtedness supported by one or more letters of credit incurred under a Credit Facility in accordance with and pursuant to clause (i) of this Section 4.09(b); provided the amount of Indebtedness permitted to be incurred under this clause (xi) relating to any such letter of credit shall not exceed the amount of the letter of credit provided for therein; provided, further, that upon any reduction, cancellation or termination of the applicable letter of credit, there shall be deemed to be an incurrence of Indebtedness under this Indenture equal to the excess of the amount of such Indebtedness outstanding immediately after such reduction, cancellation or termination over the remaining stated amount, if any, of such letter of credit or the stated amount of any letter of credit issued in replacement of such letter of credit;

(xii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within ten Business Days of incurrence;

(xiii) Indebtedness represented by property, liability and workers’ compensation insurance, completion guarantees, performance bonds (provided that to the extent that such performance bonds secure Indebtedness, such Indebtedness is otherwise permitted under this Section 4.09), surety bonds, appeal bonds and other obligations (which, in each case, may be in the form of or secured by letters of credit), in each case required or incurred in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any Restricted Subsidiary of the Company or in connection with judgments that do not result in a Default or an Event of Default and all reimbursement obligations under such letters of credit;

(xiv) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness, Disqualified Stock or preferred stock in an aggregate principal amount (or accreted value or liquidation preference, as applicable) at any time outstanding not to exceed $600.0 million;

(xv) Construction Indebtedness and Permitted Refinancing Indebtedness incurred in respect thereof in an aggregate principal amount that does not exceed $300.0 million at any time outstanding;

(xvi) Indebtedness, Disqualified Stock or preferred stock of (x) the Company or a Restricted Subsidiary incurred to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that after giving effect to such acquisition or merger, either

(A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this Section 4.09, or

(B) the Fixed Charge Coverage Ratio is equal to or greater than such ratio immediately prior to such acquisition or merger;

(xvii) Indebtedness of the Company or any of its Restricted Subsidiaries to an Unrestricted Subsidiary for money borrowed; provided that such Indebtedness is subordinated in right of payment to the Notes or such Restricted Subsidiary’s Subsidiary Guarantee, the Weighted Average Life to Maturity of such Indebtedness is greater than the Weighted Average Life to Maturity of the Notes and the holders of such Indebtedness are not permitted to accelerate such Indebtedness or exercise any other remedies with respect thereto until 91 days after the final Stated Maturity of the Notes; and

(xviii) Indebtedness incurred by the Company or any Restricted Subsidiary with respect to Digital Projector Financing in an aggregate principal amount incurred not to exceed (i) $70.0 million during the period from June 9, 2009 to the first anniversary thereof; (ii) $70.0 million during the period from the first anniversary of such date to the second anniversary of such date and (iii) $60.0 million; provided that any unused or repaid amounts may be carried forward and used in subsequent periods without limitation.

(c) No Restricted Subsidiary of the Company that is not a Guarantor may incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Company or a Guarantor (other than a refinancing of all the Notes).

(d) For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories described in clauses (i) through (xviii) of Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a), the Company shall be permitted to classify and divide and later classify, reclassify and divide (in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this Section 4.09, provided that all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed to have been incurred on the Issue Date pursuant to clause (i) of Section 4.09(b) and the Company shall not be permitted to later reclassify all or any portion of such Indebtedness outstanding on the Issue Date under the Credit Agreement. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or preferred stock of a Restricted Subsidiary that is not a Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

(e) This Indenture does not treat (i) unsecured Indebtedness as subordinated to secured Indebtedness merely because it is unsecured, (ii) Senior Debt that is secured Indebtedness as subordinated to any other Senior Debt that is secured Indebtedness merely because it has a junior priority with respect to the same collateral, (iii) any Indebtedness as subordinated to any other Indebtedness merely because of maturity date, order of payment or order of application of funds or (iv) Indebtedness that is not Guaranteed as subordinated to Indebtedness that is Guaranteed merely because of such Guarantee.

SECTION 4.10. [RESERVED].

SECTION 4.11. Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any Affiliate (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $25.0 million, unless:

(i) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

(ii) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, a resolution of the Board of Directors of Cinemark Holdings, Inc. and the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Cinemark Holdings, Inc. and the Company.

(b) The following items shall be deemed to not be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 4.11(a):

(i) any employment, consulting or similar agreement or other compensation arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(ii) transactions between or among the Company and/or its Restricted Subsidiaries;

(iii) transactions with a Person that is an Affiliate of the Company solely because the Company owns an Equity Interest in, or controls, such Person;

(iv) reasonable fees and expenses and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any Subsidiary as determined in good faith by the Board of Directors or senior management of the Company;

(v) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(vi) Restricted Payments that are permitted by Section 4.07, Permitted Investments (other than pursuant to clause (iii) of such definition) and any transactions excluded from their or any component definitions;

(vii) [RESERVED];

(viii) transactions pursuant to any contract or agreement described in Item 13 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (or incorporated by reference into Item 13 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 from Cinemark Holdings, Inc.’s definitive proxy statement or definitive information statement filed with the Commission on April 2, 2021), and the footnotes to the Company’s financial statements contained in such Form 10-K, as in effect on the Issue Date, in each case as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are not materially less favorable to the Company and its Restricted Subsidiaries taken as a whole than those in effect on the Issue Date;

(ix) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) the pledge of Equity Interests of an Unrestricted Subsidiary to its lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders; and

(xi) transactions in which the Company or any of its Restricted Subsidiaries delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Company or such Restricted Subsidiary than those that would have reasonably been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis.

SECTION 4.12. Liens.

(a) The Company shall not and shall not permit any Guarantor to create, incur, assume or otherwise cause to become effective any Lien (other than Permitted Liens) of any kind securing Indebtedness upon any of their property or assets (including Capital Stock of Subsidiaries of the Company), now owned or hereafter acquired, unless contemporaneously with the incurrence of such Lien effective provision is made to secure the Obligations due under this Indenture and the Notes or, in respect of any Lien on any Guarantor’s property or assets, any Subsidiary Guarantee of such Guarantor, (i) in the case of Liens securing Indebtedness that is pari passu in right of payment with the Notes or any Subsidiary Guarantee, on an equal and ratable basis with (or, if the Company so elects, on a senior basis

to) the obligations so secured until such time as such obligations are no longer secured by a Lien and (ii) in the case of Liens securing Indebtedness that is expressly subordinated in right of payment to the Notes or any Subsidiary Guarantee, on a senior basis to the obligations so secured with the same relative priority as the Notes or such Subsidiary Guarantee, as the case may be, shall have to that subordinated Indebtedness until such time as such obligations are no longer secured by a Lien.

(b) Any Lien created for the benefit of Holders of the Notes pursuant to Section 4.12(a) shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (i) and (ii) in Section 4.12(a).

SECTION 4.13. Corporate Existence. Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

SECTION 4.14. Offer to Repurchase upon Change of Control Triggering Event. (a) If a Change of Control Triggering Event occurs, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of that Holder’s Notes on the terms set forth in this Indenture. In the Change of Control Offer, the Company shall offer a payment in cash (the “Change of Control Payment”) equal to 101% of the principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (a “Change of Control Payment Date”). Within 30 days following any Change of Control Triggering Event, the Company shall send (or provide in accordance with the applicable procedures of DTC) a notice to each Holder stating: (i) that the Change of Control Offer is being made pursuant to this Section 4.14 (and describing the transaction or transactions that constitute the Change of Control Triggering Event) and that all Notes tendered shall be accepted for payment; (ii) the purchase price and the Change of Control Payment Date, which shall be no earlier than ten days and no later than 60 days from the date such notice is sent; (iii) that any Note not tendered shall continue to accrue interest, if any; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest, if any, after the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and (vii) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c) The Paying Agent shall promptly mail (or electronically deliver) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(d) If Holders of not less than 90% in aggregate principal amount of the then-outstanding Notes validly tender and do not withdraw such Notes in an offer to purchase the Notes upon a Change of Control Triggering Event and the Company, or any third party making such offer to purchase the Notes upon a Change of Control Triggering Event in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than ten nor more than 60 days’ prior written notice, given not more than 15 days following the purchase date, to redeem the Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

(e) If the Change of Control Payment Date is on or after a record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Holder in whose name a note is registered at the close of business on such record date, and no other interest, if any, will be payable to Holders who tender pursuant to the Change of Control Offer.

(f) The Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or if an irrevocable notice of redemption has been given pursuant to this Indenture in accordance with the provisions set forth in Section 3.07 for all outstanding Notes.

(g) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.14, the Company shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this Section 4.14 by virtue of its compliance with such securities laws or regulations.

SECTION 4.15. Future Guarantors.

If any Restricted Subsidiary of the Company that is not a Guarantor (the “New Guarantor”) Guarantees, assumes or in any other manner becomes liable with respect to any Indebtedness of the Company or any Guarantor (the “Other Indebtedness”), then the Company shall and shall cause the New Guarantor to, within ten Business Days of the date of the New Guarantor’s Guarantee or assumption of the Other Indebtedness, execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit D attached hereto pursuant to which the New Guarantor shall become a Guarantor and Guarantee the obligations of the Company under this Indenture and the Notes on a senior unsecured basis. Upon the release, termination or satisfaction of the New Guarantor’s Guarantee or assumption of all Other Indebtedness (other than a release, termination or satisfaction as a result of payment under such Guarantee), the New Guarantor’s Subsidiary Guarantee shall automatically be released and terminated. Upon request of the New Guarantor, the Trustee shall provide written evidence of such release and termination. The Subsidiary Guarantee of any Guarantor that is not a New Guarantor shall be released and terminated upon written notice from the Company to the Trustee if, at the time of such notice, such Restricted Subsidiary would have no obligation to become a Guarantor under this covenant. The Subsidiary Guarantee of any Guarantor will also be released in other circumstances in accordance with Article 11 hereof.

SECTION 4.16. Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments or Permitted Investments, as determined by the Company. That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

ARTICLE 5.

SUCCESSORS

SECTION 5.01. Merger, Consolidation or Sale of Assets. (a) The Company may not, directly or indirectly, in one or more related transactions: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person; unless:

(i) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia that does not and shall not have any material assets or operations shall promptly thereafter become a co-issuer of the Notes pursuant to a supplemental indenture;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture or other agreement;

(iii) immediately after such transaction no Default or Event of Default exists;

(iv) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made shall, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (b) have a Fixed Charge Coverage Ratio equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(v) if the Company is not the surviving corporation, each Guarantor (unless it is the other party to the transactions above, in which case clause (ii) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations in respect of the Notes and this Indenture.

(b) In addition, the Company may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

(c) Notwithstanding clause (iv) of Section 5.01(a), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Guarantor.

(d) Unless such consolidation, merger, sale, assignment, transfer, conveyance or other disposition or a contemporaneous event or circumstance, or a series of contemporaneous events or circumstances, results in the release of the Subsidiary Guarantee of such Guarantor pursuant to and in compliance with the terms of this Indenture, the Company will not permit any Guarantor, directly or indirectly, in one or more related transactions to: (1) consolidate or merge with or into another Person (whether or not the Guarantor is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, taken as a whole, to another Person (other than to the Company or another Guarantor); unless:

(i) either: (a) the Guarantor is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States, the District of Columbia or the jurisdiction where such Guarantor was organized;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made expressly assumes all the obligations of the Guarantor under the Notes and this Indenture pursuant to a supplemental indenture or other agreement; and

(iii) immediately after such transaction no Default or Event of Default exists.

SECTION 5.02. Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01(a) hereof, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Company shall refer instead to the successor corporation and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, provided, however, that the predecessor company shall not be relieved from the obligation to pay the principal of and interest on the Notes (and its obligations to the Trustee pursuant to Section 7.06) except in the case of a sale or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole that meets the requirements of Section 5.01 hereof.

ARTICLE 6.

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default. An “Event of Default” occurs if:

(i) the Company defaults for 30 days in the payment when due of interest on the Notes;

(ii) the Company defaults in payment when due of the principal of, or premium, if any, on the Notes;

(iii) the Company or any of its Restricted Subsidiaries fails to comply with any of the provisions of Section 5.01;

(iv) the Company or any of its Restricted Subsidiaries fails to comply with Section 4.14 for 30 days after receipt by the Company of written notice from the Trustee or the Holders of not less than 25% in principal amount of the Notes;

(v) the Company or any of its Restricted Subsidiaries fails to observe or perform any of the other agreements in this Indenture for 60 days after receipt by the Company of written notice from the Trustee or the Holders of not less than 25% in principal amount of the Notes;

(vi) a default by the Company or any of its Restricted Subsidiaries occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(vii) a final non-appealable judgment or judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any of its Restricted Subsidiaries and such judgment or judgments remain unpaid or undischarged for a period (during which execution shall not be effectively stayed) of 60 days; provided that the aggregate of all such undischarged judgments exceeds $50.0 million (net of any amount with respect to which a reputable and solvent insurance company has acknowledged liability in writing);

(viii) except as permitted by this Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee;

(ix) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(a) commences a voluntary case;

(b) consents to the entry of an order for relief against it in an involuntary case;

(c) consents to the appointment of a Custodian of it or for all or substantially all of its property;

(d) makes a general assignment for the benefit of its creditors; or

(e) generally is not paying its debts as they become due; or

(x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case;

(b) appoints a Custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, for all or substantially all of the property of the Company or such Subsidiary; or

(c) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and in each case the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.02. Acceleration. (a) In the case of an Event of Default arising from clause (ix) or (x) of Section 6.01 with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon any such declaration, the principal of, premium, if any, and accrued and unpaid interest, if any, shall become due and payable immediately. The Trustee has no duty or obligation to determine whether an Event of Default has occurred as a result of the events described above and shall have notice of such events only in accordance with Section 7.02(i) herein.

Notwithstanding the foregoing, if an Event of Default specified in clause (vi) of Section 6.01 shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the Holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

Any such declaration with respect to the Notes may be rescinded and annulled by the Holders of a majority in aggregate principal amount of the outstanding Notes by written notice to the Trustee if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clauses (ix) and (x) of Section 6.01 the Trustee has received an Officers’ Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

(b) Any notice of an Event of Default, notice of acceleration or instruction to the Trustee to provide a notice of an Event of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Directing Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of an Event of Default (a “Default Direction”) shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). Notwithstanding anything to the contrary, in any case in which the Directing Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee, and such beneficial owner shall provide proof of its holdings in a manner reasonably satisfactory to the Company.

(c) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officers’ Certificate stating that the Company has initiated litigation (“Litigation”) in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default or Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter (a “Final Decision”). Once such Officers’ Certificate has been provided to the Trustee, the Trustee shall take no further action pursuant to the related Noteholder Direction until it has received written notice from the Company of a Final Decision. The Company shall promptly deliver a subsequent officers’ certificate to the trustee upon receipt of a Final Decision. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant (a “Verification Covenant Officers’ Certificate”), the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to any

Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant, and, subject to Section 6.02(d), the Trustee shall take no further action pursuant to the related Noteholder Direction until the Company provides a subsequent Officers’ Certificate to the Trustee that such Verification Covenant has been satisfied (a “Covenant Satisfaction Officers’ Certificate”). The Company shall promptly deliver a Covenant Satisfaction Officers’ Certificate following satisfaction by the applicable Directing Holder of its Verification Covenant.

(d) Any breach of the Position Representation (as evidenced by the delivery to the Trustee of an Officers’ Certificate stating that (i) a Final Decision has been entered determining that a Directing Holder breached its Position Representation or (ii) a Directing Holder has failed to satisfy its Verification Covenant within a period of 15 Business Days from the delivery of a request thereunder) shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, any related acceleration shall be voided, and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(e) Notwithstanding anything in Section 6.02(c) or Section 6.02(d) to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with Section 6.02(b), Section 6.02(c) or Section 6.02(d). In addition, for the avoidance of doubt, Section 6.02(b), Section 6.02(c) and Section 6.02(d) shall not apply to any Holder that is a Regulated Bank.

(f) For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officers’ Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise shall have no obligation to monitor or to determine whether a Holder is Net Short and can conclusively rely on a Directing Holder’s Position Representation, the Officers’ Certificates delivered to it by the Company and the determinations made by a court of competent jurisdiction and shall have no liability to the Company, any Holder, or any Person for ceasing to take any action, staying any remedy or otherwise failing to act in accordance with a Noteholder Direction during the pendency of Litigation or a Noteholder Direction after a Verification Covenant Officers’ Certificate has been provided to it but prior to receipt of a Covenant Satisfaction Officers’ Certificate. The Trustee shall have no liability or responsibility to the Company, any Holder or any other Person in connection with any Noteholder Direction or to determine whether or not any Holder has delivered a Position Representation or that such Position Representation conforms with this Indenture or any other agreement. The Trustee will treat all Holders equally with respect to their rights under this Section 6.02. In connection with the requisite percentages required pursuant to Section 6.01 and this Section 6.02, the Trustee will treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Noteholder Direction.

SECTION 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal amount, premium on, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults. Subject to Sections 2.09, 6.07 and 9.02, Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium on, or interest on the Notes (including in connection with an offer to purchase); provided, however, that, subject to Section 6.02, the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority. Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

SECTION 6.06. Limitation on Suits. A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

SECTION 6.07. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal amount, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(i) or (ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal amount of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. After an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Indenture shall be paid in the following order:

First: to the Trustee (including any predecessor Trustee), their respective agents and attorneys for amounts due under Section 7.06, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal amount, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal amount, premium, if any and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct in writing.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

SECTION 7.01. Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) or (d) of this Section;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (e) of this Section 7.01.

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02. Rights of Trustee. (a) The Trustee may, in the absence of bad faith on its part, conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel selected by it and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) Any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company request or Company order and any resolution of the Company’s Board of Directors may be sufficiently evidenced by a board resolution.

(h) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine, to the extent necessary and consistent with each inquiry or investigation, the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(i) The Trustee shall not be deemed to have notice, nor shall it be charged with knowledge, of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of such Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(k) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles or officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(l) In no event shall the Trustee be responsible for liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(m) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

SECTION 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with either the Company or any Guarantor or any Affiliate of the Company or any Guarantor with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

SECTION 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes or any security for the payment of the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05. Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall send to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default relating to the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.06. Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon written request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company shall indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.06) and defending itself against any claim (whether asserted by the Company or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its own negligence or failure to act in good faith. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee and shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company under this Section 7.06 shall survive the resignation or removal of the Trustee, the satisfaction and discharge of this Indenture and the termination of this Indenture.

To secure the Company’s payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge of this Indenture and the termination of this Indenture.

In addition and without prejudice to its rights hereunder, when the Trustee incurs expenses or renders services after an Event of Default specified in Sections 6.01(ix) or (x) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.07. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.09;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a Custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.09, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

SECTION 7.08. Successor Trustee by Merger, Etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

SECTION 7.09. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and (i) that has a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition, or (ii) that is a wholly owned subsidiary of a bank or bank holding company which has a consolidated net worth in excess of $50 million.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, the Company shall be deemed to have been discharged from all of its obligations with respect to all outstanding Notes and this Indenture and the Guarantors shall be deemed to have been discharged from their obligations with respect to their Subsidiary Guarantees and this Indenture on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same); provided that the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.05; (b) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and (d) this Article 8. Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

SECTION 8.03. Covenant Defeasance. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, the respective obligations of the Company and the Guarantors under (A) the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.11, 4.12, 4.13 (except clause (i) thereof with respect to the Company), 4.14, 4.15, 4.16, 5.01(a)(iv) and 5.01(d) and Article 11 and (B) the Subsidiary Guarantees, in each case shall be terminated on or after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or agreement, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or agreement or by reason of any reference in any such covenant or agreement to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(iv) through 6.01(viii) shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(a) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as shall be sufficient (in the case of non-callable Government Securities, in the opinion of a nationally recognized firm of independent public accountants or the Company’s chief financial officer) to pay the principal of, and interest, premium, if any, on the outstanding Notes on their Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(b) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders and beneficial owners of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders and beneficial owners of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which shall be used to defease the Notes pursuant to this Article 8 concurrently with such incurrence and the granting of Liens in connection therewith);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, assuming that no intervening bankruptcy of the Company between the date of the deposit and the 91st day following the deposit will occur and that no Holder of Notes is an insider of the Company under applicable bankruptcy law, no trust funds will be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(g) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(h) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.05. Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal of or premium, if any, or interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the case of non-callable Government Securities in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (or, if a nationally recognized firm of independent public accountants declines to issue such opinion after the Company has made reasonable efforts to obtain such an opinion, in the opinion of the Company’s chief financial officer), (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of or premium, if any, or interest on the Notes and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes and any Guarantor’s obligations under this Indenture and its Subsidiary Guarantee shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company has made any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders of Notes. Notwithstanding Section 9.02, the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Subsidiary Guarantees, without the consent of any Holder of a Note, to:

(a) cure any ambiguity, defect or inconsistency;

(b) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(c) provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets or a Guarantor;

(d) make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;

(e) provide for the issuance of Additional Notes in accordance with the provisions set forth in this Indenture;

(f) add Subsidiary Guarantees with respect to the Notes or to secure the Notes or the Subsidiary Guarantees;

(g) evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof; or

(h) conform the text of the Notes, the Subsidiary Guarantees or this Indenture to any provision of the “Description of Notes” section contained in the Offering Memorandum to the extent that such provision in such “Description of Notes” section was intended to be a verbatim recitation of a provision of the Notes, the Subsidiary Guarantee or this Indenture, which intent will be established by an Officers’ Certificate.

Subject to Section 9.05, upon the request of the Company authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.02. With Consent of Holders of Notes.

(a) Except as provided in Sections 9.02(b) and 9.02(c), the Company and the Trustee may amend or supplement this Indenture (including Section 4.14), the Notes and the Subsidiary Guarantees with the consent of the Holders of a majority in principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of or premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Sections 2.08 and 2.09 shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

(b) Without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the fixed maturity of any Note;

(iii) reduce the rate of or change the time for payment of interest on any Note;

(iv) waive a Default or Event of Default in the payment of principal of, or interest or premium on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(v) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under Section 3.07 (excluding for greater certainty any notice periods with respect to Notes that are otherwise redeemable);

(vi) make any Note payable in currency other than that stated in the Notes;

(vii) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(viii) waive a redemption payment with respect to any Note;

(ix) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(x) release any Guarantor from any of its Obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(xi) make any change in the foregoing amendment and waiver provisions.

For avoidance of doubt, this Section 9.02(b) does not apply to Section 4.14, definitions and other provisions related thereto and payments required thereunder; provided that Section 4.14, definitions and other provisions related thereto and payments required thereunder shall be governed by Section 9.02(a).

(c) Subject to Section 9.05, upon the request of the Company accompanied by a resolution of the Board of Directors of the Company authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee shall join with the Company and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

SECTION 9.03. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.04. Notice of Amendment; Notation on or Exchange of Notes. After any amendment under this Article becomes effective, the Company shall send to Holders of Notes a notice briefly describing such amendment. The failure to give such notice to all Holders of Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Article.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05. Trustee to Sign Amendments, Etc. The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement, in the sole discretion of the Trustee, does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental indenture until its Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.03, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10.

SATISFACTION AND DISCHARGE

SECTION 10.01. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes, as to all Notes issued hereunder, when:

(a) either:

(i) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient (in the case of non-callable Government Securities, in the opinion of a nationally recognized firm of independent public accountants or the Company’s chief financial officer) without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default or Event of Default has occurred and is continuing on the date of the deposit or shall occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) and the deposit shall not result in a breach of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(c) the Company or any Guarantor has paid or caused to be paid all other sums payable by it under this Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at their Stated Maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee each stating that all conditions precedent to the satisfaction and discharge have been complied with.

Upon discharge of this Indenture, the Subsidiary Guarantees will automatically terminate and cease to be of further effect.

SECTION 10.02. Deposited Cash and Government Securities. All cash and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 10.02, the “Trustee”) pursuant to Section 10.01 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such cash and securities need not be segregated from other funds except to the extent required by law.

SECTION 10.03. Repayment to Company. Any cash or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest, if any, on, any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest, if any, has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder shall thereafter, as an unsecured creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such cash and securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such cash and securities remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such cash and securities then remaining shall be repaid to the Company.

SECTION 10.04. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Sections 10.01 and 10.02, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under this Indenture and the Notes and any Guarantor’s obligations under this Indenture and its Subsidiary Guarantee shall be revived and reinstated as though no deposit had occurred pursuant to Sections 10.01 and 10.02 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Sections 10.01 and 10.02, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest, if any, on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 11.

SUBSIDIARY GUARANTEES

SECTION 11.01. Guarantee.

Subject to this Article 11, each of the Guarantors hereby, jointly and severally, fully, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of, premium, if any, interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this Subsidiary Guarantee is a general unsecured obligation of such Guarantor and it is a guarantee of payment and not a guarantee of collection.

Subject to this Article 11, the Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture. Each Guarantor hereby expressly waives all statutory suretyship defenses that it may waive under applicable law, including, without limitation, California Civil Code Section 2856.

Each Guarantor also agrees to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by the Company or a Guarantor either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Subsidiary Guarantee.

Each Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company or any Guarantor for liquidation or reorganization, should the Company or any Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s or any other Guarantor’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Subsidiary Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Subsidiary Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Subsidiary Guarantee issued by any Guarantor shall be a general unsecured senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Debt of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Subsidiary Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 11.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to such maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 11.03. Execution and Delivery.

To evidence its Subsidiary Guarantee set forth in Section 11.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer of such Guarantor.

Each Guarantor hereby agrees that its Subsidiary Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Subsidiary Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Subsidiary Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 and this Article 11, to the extent applicable.

SECTION 11.04. Successors and Assigns.

This Article 11 shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 11.05. No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

SECTION 11.06. Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.07. The provisions of this Section shall in no respect limit the obligations and liabilities of any Guarantor to the Trustee and the Holders and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 11.07. No Subrogation.

Notwithstanding any payment or payments made by any of the Guarantors hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any other Guarantor or any collateral security or Guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations under this Indenture, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Company on account of the Obligations under this Indenture are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations under this Indenture shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations under this Indenture.

SECTION 11.08. Guarantors May Consolidate, Etc., on Certain Terms.

Except as set forth in Articles 4 and 5, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor. Without limitation of the foregoing, the consolidation or merger of a Guarantor with or into another Person, or the sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of a Guarantor, taken as a whole, are subject to Section 5.01(d).

SECTION 11.09. Releases of Subsidiary Guarantee.

The Subsidiary Guarantee of a Guarantor will be automatically released and the Guarantor will be relieved of any obligations under the Notes and this Indenture:

(a) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with (or is excluded from) the applicable provisions of this Indenture;

(b) in connection with any sale, exchange or transfer of the Capital Stock of a Guarantor or a parent entity of such Guarantor, after which such Guarantor is no longer a Subsidiary of the Company, to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale, exchange or transfer is made in compliance with (or pursuant to an exclusion from) the applicable provisions of this Indenture;

(c) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with Section 4.16;

(d) upon the satisfaction and discharge of this Indenture in accordance with Article 10 of this Indenture;

(e) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 of this Indenture;

(f) upon the Guarantor ceasing to Guarantee, assume or in any other manner be liable with respect to other Indebtedness of the Company or any other Guarantor; or

(g) upon consent by the requisite Holders in accordance with Section 9.02; or

(h) as provided in Section 4.15.

Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel both to the effect that all conditions precedent set forth in this Section 11.09 to the release of the Subsidiary Guarantee of a Guarantor have been satisfied, to the extent such conditions can be satisfied as of such date, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee, to be effective upon the satisfaction of all such conditions precedent.

Any Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12.

MISCELLANEOUS

SECTION 12.01. Notices. Any notice or communication by the Company, any Guarantor or the Trustee shall be in writing (which may be a facsimile, receipt confirmed) and delivered in person or mailed by first class mail addressed as follows:

If to the Company:

Cinemark USA, Inc.

3900 Dallas Parkway

Plano, Texas 75093

Telephone No.: (972) 665-1000

Facsimile No.: (972) 665-1004

Attention: Chief Financial Officer

With a copy to:

Akin Gump Strauss Hauer & Feld LLP

2300 N. Field Street, Suite 1800

Dallas, Texas 75201

Phone No.: (214) 969-2800

Telecopier No.: (214) 969-4343

Attention: Alan L. Laves

If to any Guarantor:

c/o the Company, at the address noted above, with a copy as noted.

If to the Trustee:

Wells Fargo Bank, N.A.

Corporate Trust Services

333 S. Grand Avenue, Fifth Floor, Suite 5A

MAC E2064-05A

Los Angeles, California 90071

Re: Cinemark USA, Inc.

The Company, the Guarantors or the Trustee, by notice to the other may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be in writing and shall be deemed to have been duly given when received.

Any notice or communication to a Holder shall be sent to its address shown on the register kept by the Registrar. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.02. [RESERVED].

SECTION 12.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 12.04) stating that, in the opinion of the signers, all conditions precedent (including any covenants compliance with which constitutes a condition precedent) provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 12.04) stating that, in the opinion of such counsel, all such conditions precedent (including any covenants compliance with which constitutes a condition precedent) have been satisfied.

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such eligible and qualified Persons as to other matters, and any such Person may certify or given an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer of the Company may be based, insofar as it related to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating the information on which counsel is relying unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 12.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the person(s) making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such person, he or she has or they have made such examination or investigation as is necessary to enable such person or persons to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such persons, such condition or covenant has been satisfied.

SECTION 12.05. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.06. No Personal Liability of Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture or any Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.07. Governing Law. THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.08. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.09. Successors. All agreements of the Company in this Indenture and the Notes and the Guarantors in this Indenture shall bind their successors. All agreements of the Trustee in this Indenture shall bind their successors.

SECTION 12.10. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby to the extent permitted by applicable law.

SECTION 12.11. Counterpart Originals. This Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code of the State of New York (“UCC”) (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 12.12. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have executed this Indenture as of the date first written above.

CINEMARK USA, INC.
SUNNYMEAD CINEMA CORP.
CINEMARK PROPERTIES, INC.
GREELEY HOLDINGS, INC.
CINEMARK PARTNERS I, INC.
CNMK TEXAS PROPERTIES, LLC
CINEMARK CONCESSIONS, LLC
CENTURY THEATRES, INC.
MARIN THEATRE MANAGEMENT, LLC
CENTURY THEATRES NG, LLC
CINEARTS, LLC
CINEARTS SACRAMENTO, LLC
CORTE MADERA THEATRES, LLC
NOVATO THEATRES, LLC
SAN RAFAEL THEATRES, LLC
NORTHBAY THEATRES, LLC
CENTURY THEATRES SUMMIT SIERRA, LLC
CENTURY THEATRES SEATTLE, LLC
CNMK INVESTMENTS, INC.
By:	/s/ Mark Zoradi
Name: Mark Zoradi
Title: Chief Executive Officer

[CUSA – Signature Page to the Indenture]

WELLS FARGO BANK, N.A., as Trustee
By:	/s/ Patrick T. Giordano
Name:	Patrick T. Giordano
Title:	Vice President

[CUSA – Signature Page to the Indenture]

EXHIBIT A

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]*

[Insert the Private Placement Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Regulation S Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, pursuant to the provisions of the Indenture]

CUSIP No. __________

ISIN No. __________

[Face of Note]

CINEMARK USA, INC.

5.25% Senior Notes due 2028

No.	Principal Amount $____________[or such

greater or lesser amount as may be indicated on the Schedule of Exchanges of Interests in the Global Note attached hereto]*

Cinemark USA, Inc., a Texas corporation (the “Company”),

promises to pay to ______________, or registered assigns,

the principal sum of _____________ Dollars [or such greater or lesser amount as may be indicated on the Schedule of Exchanges of Interests in the Global Note attached hereto]* on July 15, 2028.

Interest Payment Dates: January 15 and July 15, commencing January 15, 2022

Record Dates: January 1 and July 1

Additional provisions of this Note are set forth on the other side of this Note.

*	If this Note is a Global Note, include this provision.

EXHIBIT A

Dated:

CINEMARK USA, INC.
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the [Global] * Notes referred to in the within-mentioned Indenture:
WELLS FARGO BANK, N.A., as Trustee
By:
Authorized Signatory

*	If this Note is a Global Note, include this provision.

[FORM OF REVERSE OF NOTES]

5.25% Senior Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Principal. Cinemark USA, Inc., a Texas corporation (the “Company”) promises to pay the principal of this Note on July 15, 2028.

2. Interest. The Company promises to pay interest on the principal amount of this Note at the rate of 5.25% per annum. Interest on the Notes will accrue at the rate of 5.25% per annum and the Company will pay interest semi-annually in arrears on January 15 and July 15 of each year, commencing [•] or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from [•]. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any, (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

3. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest), if any, to the Persons who are registered Holders of Notes at the close of business on the January 1 or July 1 immediately preceding the Interest Payment Date (each, a “Record Date”), even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture. The Notes shall be payable as to principal or premium, if any, or interest at the office or agency of the Company maintained for such purpose within the City and State of New York (which may be an office of the Paying Agent), or, at the option of the Company, payment of interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of or premium, if any, or interest on the Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to an account in the United States to the Company or the Paying Agent prior to the applicable Record Date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

4. Paying Agent and Registrar. Initially, Wells Fargo Bank, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without prior notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

5. Indenture. The Company issued the Notes under an Indenture, dated as of June 15, 2021 (as such may be amended or supplemented from time to time, the “Indenture”), among the Company, the Guarantors and the Trustee. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are obligations of the Company initially in the aggregate principal amount of $765,000,000. Subject to compliance with Section 2.13 and Section 4.09 of the Indenture, the Company is permitted to issue Additional Notes under the Indenture in an unlimited principal amount. Any such Additional Notes that are actually issued shall be treated as issued and outstanding Notes (and of the same class as the Initial Notes) for all purposes of the Indenture, unless the context clearly indicates otherwise. The Notes are Guaranteed by certain Subsidiaries of the Company pursuant to the Indenture.

6. Optional Redemption.

Except as described below, the Notes will not be redeemable at the Company’s option prior to July 15, 2024.

(a) At any time prior to July 15, 2024, the Company may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 105.250% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with funds in an amount equal to the net cash proceeds of one or more Equity Offerings by the Company, provided that: (i) at least 60% of the principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company or any of its Subsidiaries); and (ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

(b) On and after July 15, 2024, the Company may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on July 15 of the years indicated below:

YEAR	Percentage
2024	102.625%
2025	101.313%
2026 and thereafter	100.000%

(c) At any time and from time to time prior to July 15, 2024, the Company may, at its option, redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium with respect to the Notes plus accrued and unpaid interest, if any, thereon to the redemption date. Notice of redemption need not set forth the Applicable Premium but only the manner of calculation of the redemption price. The Indenture provides that, with respect to any such redemption, the Company will notify the Trustee of the Applicable Premium with respect to the Notes promptly after the calculation and that the Trustee will not be responsible for such calculation.

(d) Notice of any redemption or purchase of the notes (including upon an Equity Offering or debt incurrence or in connection with a transaction (or series of related transactions) that constitute a Change of Control Triggering Event) may, at the Company’s discretion, be given prior to the completion of such transaction and may be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering, debt incurrence or Change of Control Triggering Event. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption or purchase date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption or purchase date, or by the redemption or purchase date so delayed. In addition, the Company may provide in such notice that payment of the redemption or purchase price and performance of the Company’s obligations with respect to such redemption or purchase may be performed by another Person.

(e) The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Repurchase at Option of Holder.

If a Change of Control Triggering Event occurs, the Company shall be required to make an offer to each Holder to repurchase all or any part (equal to $1,000 in principal amount or an integral multiple thereof) of such Holder’s Notes pursuant to the terms set forth in the Indenture (the “Change of Control Offer”) at an offer price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase. Within 30 days following any Change of Control Triggering Event, the Company shall send a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

8. Notice of Redemption. Notice of redemption shall be sent (or provided in accordance with the applicable procedures of DTC) at least ten days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent (or provided in accordance with the applicable procedures of DTC) more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notes in denominations larger than $2,000 aggregate principal amount may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes and the Subsidiary Guarantees are set forth in Article 9 of the Indenture.

12. Defaults and Remedies. The Events of Default relating to the Notes are set forth in Section 6.01 of the Indenture.

13. Trustee Dealings with Company. Subject to Article 7 of the Indenture, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

14. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, any Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an Authenticating Agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= Note Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17. CUSIP, ISIN or Other Similar Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP, ISIN or other similar numbers to be printed on the Notes and the Trustee may use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint _______________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ___________________	Your Name: _________________________________________
(Print your name exactly as it appears on the face of this Note)
Your Signature: _____________________________________
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*: ________________________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.14 of the Indenture, check the box below:

[_] Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.14 of the Indenture, state the amount you elect to have purchased:    $ ______________________

Date:______________	Your Signature: __________________________________
(Sign exactly as your name appears on the face of this Note)

Tax Identification No: ____________________________

Signature Guarantee*: _____________________________

(*Participant in a Recognized Signature

Guarantee Medallion Program)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE1

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

[1]	Include only if this Note is a Global Note

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Cinemark USA, Inc.

3900 Dallas Parkway

Plano, TX 75093

Wells Fargo Bank, N.A.

333 S. Grand Avenue, Fifth Floor, Suite 5A

MAC E2064-05A

Los Angeles, California 90071

Attention: Corporate Trust Services

Re:	5.25% Senior Notes due 2028

Reference is hereby made to the Indenture, dated as of June 15, 2021 (as such may be amended or supplemented from time to time, the “Indenture”), among Cinemark USA, Inc., as issuer (the “Company”), the Guarantors party thereto and Wells Fargo Bank, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

    (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $ ____ in such Note[s] or interests (the “Transfer”), to _____________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

1. [_] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believed and believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

2. [_] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S TEMPORARY GLOBAL NOTE, THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Distribution Compliance Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note, the Temporary Regulation S Global Note and/or the Definitive Note and in the Indenture and the Securities Act.

3. [_] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [_] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) [_] such Transfer is being effected to the Company or a Subsidiary thereof;

or

(c) [_] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. [_] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR AN UNRESTRICTED DEFINITIVE NOTE.

(a) [_] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [_] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [_] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]
By:
Name:
Title:

Dated: _________, __

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________); or

(ii)	☐ Regulation S Global Note (CUSIP _________); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP _________); or

(ii)	☐ Regulation S Global Note (CUSIP _________); or

(b)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Cinemark USA, Inc.

3900 Dallas Parkway

Plano, TX 75093

Wells Fargo Bank, N.A.

Corporate Trust Services

333 S. Grand Avenue, Fifth Floor, Suite 5A

MAC E2064-05A

Los Angeles, California 90071

Re: Cinemark USA, Inc.

Re:	5.25% Senior Notes due 2028

(CUSIP     _________)

Reference is hereby made to the Indenture, dated as of June 15, 2021 (as such may be amended or supplemented from time to time, the “Indenture”), among Cinemark USA, Inc., as issuer (the “Company”), the Guarantors party thereto and Wells Fargo Bank, N.A., as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________(the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a) [_] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) [_] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) [_] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) [_] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a) [_] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) [_] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CIRCLE ONE] 144A Global Note, Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Owner]
By:
Name:
Title:

Dated: _________, ____

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of ____________, 20__, among [GUARANTOR] (the “New Guarantor”), Cinemark USA, Inc., a Texas corporation (together with its successors and assigns, the “Company”), and Wells Fargo Bank, N.A., as trustee (in such capacity, the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H :

WHEREAS the Company, the existing guarantors (the “Guarantors”) and the Trustee are parties to that certain Indenture (as such has been amended or supplemented to the date hereof, the “Indenture”) dated as of June 15, 2021, providing for the issuance of the Company’s 5.25% Senior Notes due 2028 (the “Notes”);

WHEREAS Section 4.15 of the Indenture provides that the Company shall cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Notes and the Indenture pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the New Guarantor are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Guarantee. The New Guarantor hereby, on a joint and several basis with all of the existing Guarantors, fully, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to each Holder and the Trustee, the payment and performance of the Obligations of a Guarantor pursuant to and on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article 11 thereof.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

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6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the New Guarantor, and the Trustee makes no representation with respect to any such matters.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Supplemental Indenture via telecopy or other form of electronic transmission.

8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

CINEMARK USA, INC.

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Trustee

By:
Name:
Title:

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